Exhibit 10.1

EXECUTION VERSION

PURCHASE AND SALE AGREEMENT

ENDURING RESOURCES, LLC,

MUSTANG DRILLING, INC. and

MINDEN GATHERING SERVICES, LLC

(“Seller”)

and

CABOT OIL & GAS CORPORATION

(“Buyer”)

June 3, 2008

PURCHASE AND SALE AGREEMENT

TABLE OF CONTENTS

ARTICLE 1	DEFINITIONS	1

ARTICLE 2	SALE AND PURCHASE OF PROPERTIES	8

2.1	Properties	8
2.2	Excluded Properties	10

ARTICLE 3	PURCHASE PRICE	10

3.1.	Purchase Price	10
3.2.	Earnest Money	10

ARTICLE 4	ADJUSTMENTS TO PURCHASE PRICE	10

4.1.	Increases in Purchase Price	10
4.2.	Decreases in Purchase Price	11

ARTICLE 5	REPRESENTATIONS AND WARRANTIES OF SELLER	12

5.1.	Enduring	12
5.2.	Mustang	12
5.3.	Minden	13
5.4.	Seller	14

ARTICLE 6	REPRESENTATIONS AND WARRANTIES OF BUYER	17

6.1.	Organization	17
6.2.	Authority	17
6.3.	No Conflicts	17
6.4.	Enforceability	18
6.5.	Basis of Buyer’s Decision; Property Review	18
6.6.	Buyer’s Experience and Counsel	18
6.7.	Closing Funds	18
6.8.	No Further Distribution	18
6.9.	Buyer’s Ability to Take Title	19
6.10.	Buyer’s Ability to Operate	19
6.11.	Finder’s Fees	19

ARTICLE 7	COVENANTS OF SELLER	19

7.1.	Conduct of Business Pending Closing	19
7.2.	Access	20
7.3.	Satisfaction of Conditions	20
7.4.	Non-Solicitation	20

i

7.5.	Non-compete	21
7.6.	Consent Requirements	21
7.7.	Transition Services	22
7.8.	Financial Statements	22
7.9	Receivership Proceedings	23
7.10	Drilling Contracts	24

ARTICLE 8	COVENANTS OF BUYER	24

8.1.	Satisfaction of Conditions	24

ARTICLE 9	CONDITIONS PRECEDENT TO THE OBLIGATIONS OF SELLER	24

9.1.	Representations and Warranties	24
9.2.	Covenants	24
9.3.	No Litigation	24

ARTICLE 10	CONDITIONS PRECEDENT TO THE OBLIGATIONS OF BUYER	24

10.1.	Representations and Warranties	24
10.2.	Covenants	25
10.3.	No Litigation	25
10.4.	Consents	25
10.5.	Release of Liens	25

ARTICLE 11	TITLE MATTERS	25

11.1.	Title Defect Notice	25
11.2.	Determination of Title Defects and Defect Values	25
11.3.	Calculation of Defect Value	26
11.4.	Properties Subject to Title Defects	26
11.5.	Purchase Price Adjustment for Title Benefits	27

ARTICLE 12	ENVIRONMENTAL MATTERS	27

12.1.	Presence of Wastes, NORM, Hazardous Substances and Asbestos	27
12.2.	Environmental Assessment	28
12.3.	Notice of Adverse Environment Conditions	28
12.4.	Determination of Adverse Environmental Conditions and Remediation Values	28
12.5.	Properties Subject to Adverse Environmental Conditions	29

ARTICLE 13	SUSPENSE FUNDS HELD BY SELLER	30

13.1.	Suspense Funds Held By Seller	30

ARTICLE 14	CLOSING	30

14.1.	The Closing	30
14.2.	Closing Statement	30
14.3.	Closing Deliveries	30
14.4.	Effect of Closing	31

ARTICLE 15	POST-CLOSING ADJUSTMENTS	32

15.1.	Final Settlement Statement	32
15.2.	Arbitration	32
15.3.	Payment of Final Purchase Price	32

ARTICLE 16	ALLOCATION OF RISK	33

16.1.	Seller’s Indemnity	33
16.2.	Limitations on Seller’s Indemnity	34
16.3.	Buyer’s Indemnity	34
16.4.	Assumption by Buyer	34
16.5.	Limitations of Warranties	35
16.6.	Third Party Claims	36

ARTICLE 17	RISK OF LOSS	37

17.1.	Casualty Loss	37
17.2.	Buyer’s Risk of Loss	37

ARTICLE 18	TERMINATION AND REMEDIES	37

18.1.	Termination	37
18.2.	Effect of Termination	38

ARTICLE 19	ADDITIONAL COVENANTS	39

19.1.	Further Assurances	39
19.2.	Access to Records by Seller	39
19.3.	Use of Seller’s Name	39
19.4.	Seller’s Employees	39
19.5.	Ad Valorem Tax Proration	39
19.6.	Public Announcements	40

ARTICLE 20	MISCELLANEOUS	40

20.1.	Notice	40
20.2.	Governing Law	41
20.3.	Assignment	41
20.4.	Entire Agreement	41
20.5.	Amendment; Waiver	41
20.6.	Severability	41
20.7.	Construction	41

20.8.	Confidentiality	42
20.9.	Headings	42
20.10.	Counterparts	42
20.11.	Expenses, Fees and Taxes	42
20.12.	Tax-Deferred Exchange Option	42
20.13.	Relationship Between Seller	43

Exhibits and Schedules:
Exhibit A:	Leases
Exhibit B:	Units and Wells
Exhibit C:	Excluded Properties
Exhibit D:	Form of Assignment

Schedule 1.1	Minden Gas Gathering System
Schedule 1.2	Receivership Proceedings
Schedule 2.1.3	Contracts
Schedule 2.1.4	Easements
Schedule 5.4.1	Material Contracts
Schedule 5.4.2	Preferential Purchase Rights / Consents
Schedule 5.4.3	Litigation and Claims
Schedule 5.4.5	Sale Contracts
Schedule 5.4.7	Imbalances
Schedule 5.4.10	Payout Balances
Schedule 5.4.13	Disputed Costs and Expenses
Schedule 5.4.14	Outstanding Obligations
Schedule 5.4.19	Insurance
Schedule 5.4.21	Environmental Matters
Schedule 5.4.23	Suspense Amounts
Schedule 7.1	Certain Operations
Schedule 7.2	Confidential Matters
Schedule 7.5	Restricted Area

v

PURCHASE AND SALE AGREEMENT

This Purchase and Sale Agreement (“Agreement”) is made and entered into on June 3, 2008, by and among Enduring Resources, LLC, a Delaware limited liability company (“Enduring”), Mustang Drilling, Inc., a Texas corporation (“Mustang”), Minden Gathering Services, LLC, a Texas limited liability company (“Minden”, and together with Enduring and Mustang, “Seller”) and Cabot Oil & Gas Corporation, a Delaware corporation (“Buyer,” and together with Seller, the “Parties”).

ARTICLE 1

DEFINITIONS

“Acquiror” is defined in Section 7.5.

“Adverse Environmental Condition” means any contamination or condition exceeding regulatory limits and not otherwise authorized by permit or Law, resulting from any discharge, release, production, storage, treatment, seepage, escape, leakage, emission, emptying, leaching or any other activities on, in or from any Property, or the migration or transportation from other lands to any Property, of any Hazardous Materials that require Remediation at the Effective Time pursuant to any current federal, state or local Laws, including, but not limited to, the Environmental Laws, or that require Remediation under the terms of any Leases.

“Adverse Environmental Condition Notice” is defined in Section 12.3.

“Adverse Environmental Condition Removal” is defined in Section 12.5.3.

“Agreement” is defined in the preamble.

“Allocated Value” with respect to any Property means the value allocated to Seller’s interest in such Property as set forth on Exhibit B.

“Assignment” is defined in Section 14.3.1.

“Audited Financial Statements” is defined in Section 7.8.3.

“Auditor” is defined in Section 7.8.2.

“Business Day” means each Monday, Tuesday, Wednesday, Thursday and Friday that is not a day on which banks in Denver, Colorado, are generally authorized or obligated, by Law or executive order, to close.

“Buyer” is defined in the preamble.

“Buyer Group” means Buyer, its affiliates and its and their respective employees, officers, directors, attorneys, agents and representatives.

“Buyer’s Suspense Amounts” is defined in Section 13.1.

“Casualty Loss” is defined in Section 17.1.

“Claim” means any loss, cost or expense (including reasonable attorneys’ fees, experts’ fees and court costs), damage, obligation, claim, liability or cause of action caused by, relating to or arising out of any lawsuit, regulatory or administrative action whose basis is the violation of any Law.

“Closing” is defined in Section 14.1.

“Closing Date” is defined in Section 14.1.

“Confidentiality Agreement” means the confidentiality agreement between Enduring and Buyer dated April 15, 2008.

“Contracts” is defined in Section 2.1.3.

“Cure Deadline” is defined in Section 11.4.1.

“Data” is defined in Section 7.2.

“Defect Notification Deadline” means 5:00 p.m., Denver, Colorado time, on July 18, 2008; provided, however, by notice to Seller given not later than July 11, 2008, Buyer may extend the Defect Notification Deadline until not later than August 4, 2008 (in which event, the Closing Date will be deferred by the number of days by which the Defect Notification Deadline is extended beyond July 18, 2008, and all subsequent dates and required activities having reference to the Closing Date shall be correspondingly extended) if Buyer has theretofore used its reasonable efforts, appropriate in the circumstances, to complete its title due diligence, but in good faith believes that as of the date such notice is given that it will not be able to complete such due diligence on or before July 18, 2008.

“Defect Value” means, with respect to each Property that is subject to a Title Defect, the lesser of (a) the Allocated Value of the Property subject to the Title Defect and (b) the amount determined in accordance with Section 11.3 with respect to the Title Defect.

“Deposit” is defined in Section 3.2.

“Drilling Contract” is defined in Section 7.10.

“Easements” is defined in Section 2.1.4.

“Effective Time” is defined in Section 2.1.

“Enduring” is defined in the preamble.

“Environmental Laws” means all applicable Laws concerning or relating to the pollution or protection of the environment, including the Clean Air Act, the Comprehensive Environmental Response, Compensation and Liability Act of 1980 (“CERCLA”), the Federal Water Pollution Control Act, the Safe Drinking Water Act, the Toxic Substance Control Act, the

Hazardous and Solid Waste Amendments Act of 1984, the Superfund Amendments and Reauthorization Act of 1986, the Hazardous Materials Transportation Act, the Clean Water Act, the National Environmental Policy Act, the Endangered Species Act, the Fish and Wildlife Coordination Act, the National Historic Preservation Act and the Oil Pollution Act of 1990, as such Laws may be amended from time to time and all regulations, orders, rulings, directives, requirements and ordinances promulgated thereunder.

“Environmental Liabilities” means any and all liabilities, responsibilities, claims, suits, damages, costs (including remedial, removal, response, abatement, clean-up, investigative or monitoring costs and any other related costs and expenses), other causes of action, damages, settlements, expenses, charges, assessments, liens, penalties, fines, pre-judgment and post-judgment interest, attorneys’ fees and other legal fees (i) pursuant to any agreement, order, notice or responsibility, directive (including directives embodied in Environmental Laws), injunction, judgment or similar documents (including settlements) arising out of or in connection with any Environmental Laws, or (ii) pursuant to any claim by a governmental authority or other person for personal injury, property damage, damage to natural resources, Remediation or payment or reimbursement of Remediation costs incurred or expended by a governmental authority or person pursuant to common law or statute.

“Environmental Permits” means any permits, licenses, authorizations, registrations, consents or approvals granted or issued by any governmental authority or otherwise required under applicable Environmental Laws.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, together with the rules and regulations of the SEC promulgated thereunder.

“Excluded Properties” is defined in Section 2.2.

“Facilities” is defined in Section 2.1.2.

“Final Settlement Statement” is defined in Section 15.1.

“Financial Statements” is defined in Section 7.8.1.

“Good and Defensible Title” means such record title to the Properties that (i) (a) entitles Seller to receive and retain, without suspension, reduction, or termination, not less than the Net Revenue Interest in all Hydrocarbons produced from the Wells and units described in Exhibit B through plugging, abandonment or salvage of the Wells described in Exhibit B or the Wells or wells to be drilled in such units, and (b) obligates Seller to bear the costs and expenses attributable to the maintenance, development and operation of the Wells and units described in Exhibit B through plugging, abandonment and salvage of the Wells described in Exhibit B or the Wells or wells to be drilled in such units of not more than the Working Interest in the Wells and units as set forth in Exhibit B (unless there is a corresponding increase in the Net Revenue Interest) and (ii) is free and clear of all liens and encumbrances, except for Permitted Encumbrances.

“Hazardous Materials” means wastes, pollutants, contaminants, hazardous materials, hazardous wastes and any other materials or substances subject to regulation relating to the protection of the environment, human health, or worker safety.

“Hydrocarbons” means oil, gas, natural gas liquids, condensate and related hydrocarbons.

“Indemnified Party” is defined in Section 16.6.

“Indemnitor” is defined in Section 16.6.

“Lands” is defined in Section 2.1.1.

“Laws” is defined in Section 5.4.6.

“Leases” is defined in Section 2.1.1.

“Loss” means all damages, losses, liabilities, obligations, payments, amounts paid in settlement, fines, penalties, costs (including reasonable fees and expenses of attorneys, accountants and other professional advisors, as well as of expert witnesses, and other costs of investigation, preparation and litigation in connection with any pleading, claim, demand or other action) of any kind or nature whatsoever, whether known or unknown, contingent or vested, or matured or unmatured.

“Material Adverse Effect” means a material adverse effect on the (i) ownership, use or value of the Properties taken as a whole or (ii) ability of Seller to consummate the transactions contemplated by this Agreement.

“Material Contracts” is defined in Section 5.4.1.

“Minden” is defined in the preamble.

“Minden Consents” means consents, approvals or authorizations required to be obtained by Minden from grantors of Minden Gas Gathering Easements to permit the transfer thereof to Buyer.

“Minden Gas Gathering Easements” is defined in Section 2.1.4.

“Minden Gas Gathering System” means that certain gas gathering system located in Panola and Rusk Counties, Texas, which system specifically includes, without limitation, (i) approximately 33.4 miles of pipeline ranging from three inches to six inches in diameter, (ii) 5,400 horsepower of rental compression and (iii) three completed salt water disposal wells with 47,000 barrels per day of combined disposal capacity and one uncompleted salt water disposal well, which system is depicted on the map attached hereto as Schedule 1.1.

“Minden Transfer Expenses” means any payments made by Seller to any grantor of a Minden Gas Gathering Easement in connection with obtaining a Minden Consent, or obtaining a renewal or replacement of any such easement from the grantor thereof in favor of Buyer, as grantee.

“Minimal Defect” means any individual Title Defect with a Defect Value of less than $50,000 or any individual Adverse Environmental Condition or series of related Adverse Environmental Conditions with a Remediation Value of less than $50,000.

“Mustang” is defined in the preamble.

“Net Revenue Interest” means Seller’s interest in and to all production of oil, gas and other minerals saved, produced and sold from any Well or unit after giving effect to all valid lessor’s royalties, overriding royalties, production payments, carried interests, liens and other encumbrances or charges against production therefrom.

“NORM” means naturally occurring radioactive material.

“Other Easements” is defined in Section 2.1.4.

“Parties” is defined in the preamble.

“Permits” is defined in Section 2.1.6.

“Permitted Encumbrances” means:

(a) Lessors’ royalties, overriding royalties, reversionary interests and similar burdens if the cumulative effect of the burdens does not operate to reduce Seller’s Net Revenue Interest in a Well or unit below the Net Revenue Interest for such Well or unit set forth in Exhibit B or operate to increase Seller’s Working Interest in a Well or unit to more than the Working Interest for such Well or unit set forth in Exhibit B;

(b) Division orders and sales contracts terminable without penalty upon no more than 90 days notice to the purchaser;

(c) Required third-party consents to assignment and similar agreements with respect to which waivers or consents are obtained from the appropriate parties;

(d) Materialman’s, mechanic’s, repairman’s, employee’s, contractor’s, operator’s, tax and other similar liens or charges arising in the ordinary course of business for obligations that are not delinquent or that will be paid and discharged in the ordinary course of business or if delinquent, that are being contested in good faith by appropriate action of which Buyer is notified in writing before Closing and for which Seller indemnifies Buyer subsequent to Closing;

(e) All rights to consent by, required notices to, filings with, or other actions by governmental entities in connection with the sale or conveyance of oil and gas leases or interests therein if they are routinely obtained subsequent to the sale or conveyance and have been properly obtained in connection with all prior sales and conveyances;

(f) Easements, rights-of-way, servitudes, permits, surface leases and other rights in respect of surface operations that, individually or in the aggregate, do not materially interfere with the current operation of the portion of the Properties burdened thereby;

(g) All operating agreements, unit agreements, unit operating agreements, pooling agreements and pooling designations affecting the Properties that are contained in Seller’s files and which do not (i) reduce Seller’s interest with respect to oil, gas and other minerals produced from any Well or unit set forth in Exhibit B below the Net Revenue Interest therefor set forth in Exhibit B, or increase Seller’s Working Interest in any Well or unit set forth in Exhibit B to more than the Working Interest set forth in Exhibit B for that Well or unit (unless there is a corresponding increase in the Net Revenue Interest) or (ii) interfere in any material respect with the current operation of the portion of the Properties burdened thereby;

(h) Conventional rights of reassignment prior to release or surrender requiring notice to the holders of the rights;

(i) All rights reserved to or vested in any governmental, statutory or public authority to control or regulate any of the Properties in any manner, and all applicable Laws of any governmental authority, so long as the foregoing do not interfere in any material respect with the current operation of the portion of the Properties burdened thereby;

(j) The terms and conditions of the Leases and the Material Contracts listed on Schedule 5.4.1 which do not (i) reduce Seller’s interest with respect to oil, gas and other minerals produced from any Well or unit set forth in Exhibit B below the Net Revenue Interest therefor set forth in Exhibit B, or increase Seller’s Working Interest in any Well or unit set forth in Exhibit B to more than the Working Interest set forth in Exhibit B for that Well or unit (unless there is a corresponding increase in the Net Revenue Interest) or (ii) interfere in any material respect with the current operation of the portion of the Properties burdened thereby;

(k) Receivership proceedings set forth on Schedule 1.2; the pendency of which does not, and the resolution of which will not, (i) reduce Seller’s interest with respect to oil, gas and other minerals produced from any Well or unit set forth in Exhibit B below the Net Revenue Interest therefor set forth in Exhibit B, or increase Seller’s Working Interest in any Well or unit set forth in Exhibit B to more than the Working Interest set forth in Exhibit B for that Well or unit (unless there is a corresponding increase in the Net Revenue Interest) or (ii) interfere in any material respect with the current operation of the portion of the Properties burdened thereby; and

(l) Any Title Defects that Buyer has expressly waived in writing.

“Permitted Investments” means investments in any of the following: (i) open market commercial paper, maturing within 270 days after acquisition thereof, which is rated at least A-1 by Standard & Poor’s Rating Services or P-1 by Moody’s Investors Service, Inc.; (ii) marketable obligations, maturing within 12 months after acquisition thereof, issued or unconditionally guaranteed by the United States of America or an instrumentality or agency thereof and entitled to the full faith and credit of the United States of America; (iii) time deposits (including certificates of deposit) maturing within 12 months from the date of deposit thereof, with any office of any national or state bank or trust company which is organized under the laws of the United States of America or any state therein, which has capital, surplus and undivided profits of at least $500,000,000, and whose certificates of deposit are rated at least Aa3 by Standard & Poor’s Rating Services or AA by Moody’s Investors Service, Inc.; (iv) repurchase obligations with a term of not more than seven days for underlying securities of the types described in clause (ii) above entered into with any commercial bank meeting the specifications of clause (iii) above; and (v) money market or other mutual funds substantially all of whose assets comprise securities of the types described in clauses (i) through (iv) above.

“Pioneer” is defined in Section 7.10.

“Preliminary Purchase Price” is defined in Section 14.2.

“Property” is defined in the last sentence of Section 2.1.

“Purchase Price” is defined in Section 3.1.

“Records” is defined in Section 2.1.7.

“Remediate,” “Remediation,” or “Remedial Action” means the removal, abatement, response, investigative, cleanup and/or monitoring activities undertaken to address any Adverse Environmental Conditions, or a release of Hazardous Materials; any investigation, study, assessment, testing, monitoring, containment, removal, disposal, closure, corrective action, passive remediation, natural attenuation or bioremediation; and the installation and operation of remediation systems.

“Remediation Value” is defined in Section 12.3.

“Retained Property” is defined in Section 7.6.1.

“SEC” means the United States Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended.

“Seller” is defined in the preamble.

“Seller Group” means Seller, its affiliates and its and their respective employees, officers, directors, attorneys, agents and representatives.

“Seller Retained Liabilities” is defined in the last sentence of Section 16.1.

“Seller’s Certificate” is defined in Section 14.3.3.

“Seller’s Knowledge” means the actual knowledge, following due inquiry of Seller’s respective officers, employees and contractors who are engaged to perform day-to-day operations with respect to the Properties (and in the case of Frank Bane, any of his subcontractors), of Barth E. Whitham – President and Chief Executive Officer, Enduring; Alex Campbell – Vice President Land, Enduring; Frank Hutto – Vice President Operations, Enduring; Phil Tater – Vice President G&G, Enduring; Brian Bess – Vice President Reservoir Engineering, Enduring; Paul Dorr – Vice President Planning, Enduring; Andrew Mills – President, Mustang; Michael Wilhite, Jr., Vice President Land, Mustang; Edward Fritcher, Vice President Operations, Mustang; and Frank Bane – Field Superintendent.

“Tax Deferred Exchange” is defined in Section 20.12.

“Termination Date” is defined in Section 18.1.5.

“Title Benefit” is defined in Section 11.5.

“Title Defect” is defined in Section 11.1.

“Title Defect Notice” is defined in Section 11.1.

“Title Defect Removal” is defined in Section 11.4.3.

“Transition Services Agreement” is defined in Section 7.7.

“Uncured Title Defect” means any Title Defect, other than a Minimal Defect, neither removed pursuant to a Title Defect Removal, nor cured in accordance with Section 11.4.1.

“Uncured Title Defects Value” means the aggregate Defect Value of all Uncured Title Defects.

“Wells” is defined in Section 2.1.2.

“Working Interest” means, with respect to the Wells or units set forth in Exhibit B, Seller’s interest in and to the full and entire leasehold estate created under and by virtue of the Leases and all rights and obligations of every kind and character appurtenant thereto or arising therefrom, without regard to any valid lessor’s royalty, overriding royalties, production payments, carried interests, liens, or other encumbrances or charges against production therefrom insofar as such interest in the leasehold estate is burdened with the obligation to bear and pay costs of operations.

ARTICLE 2

SALE AND PURCHASE OF PROPERTIES

2.1. Properties. Subject to the terms and conditions herein set forth and except for the Excluded Properties, Seller agrees to jointly sell, assign, convey and deliver to Buyer, and Buyer agrees to purchase and acquire from Seller at the Closing, but effective as of 7:00 a.m. CDT on May 1, 2008 (the “Effective Time”), all of Seller’s right, title and interest in and to the following:

2.1.1. The oil, gas and mineral leases, and the leasehold estates created thereby (including, without limitation, royalty interests, overriding royalties, net profits interests,

production payments, carried interests and other interests in, under or relating to such leases) described in Exhibit A (collectively, the “Leases”), and all of the lands covered by the Leases (“Lands”), together with corresponding interests in and to all the property and rights incident thereto, including all rights in any pooled or unitized acreage by virtue of the Lands being a part thereof, all production from the pool or unit allocated to any such Land; and all interests in any wells within the pool or unit associated with the Lands;

2.1.2. All producing, non-producing, shut-in and abandoned oil and gas wells, salt water disposal wells, injection wells, and water wells located on the Leases or lands pooled or unitized therewith, including the wells within the geographical boundaries of the units described in Exhibit B (“Wells”), and all gathering lines, flowlines and pipelines connected to the Wells or located on the Lands as well as those comprised of, related to or associated with the Minden Gas Gathering System, and all other personal property, equipment, fixtures, and improvements located on and appurtenant to the Leases, Lands and Minden Gas Gathering System or elsewhere insofar as they are used, held for use or obtained in connection with the operation of the Leases, Lands, Wells or Minden Gas Gathering System or relate to the production, treatment, sale, or disposal of Hydrocarbons or water produced from the Leases or Lands or attributable thereto (the “Facilities”);

2.1.3. All farmout and farmin agreements, operating agreements, production sales and purchase contracts, unitization and pooling agreements, exploration agreements, participation agreements, transportation and gathering agreements, processing agreements, rig contracts, pipe and other supply contracts, saltwater disposal agreements, surface leases, division and transfer orders, and (to the extent transferable by Seller without material restrictions under third party agreements) all other contracts, contractual rights, interests and other agreements covering or affecting any or all of the Leases, Lands, Wells and Facilities, including, without limitation, those described in Schedule 2.1.3 (the “Contracts”);

2.1.4.(i) All fee property, easements, rights-of-way, surface use agreements, leases, servitudes and other real property interests and estates that relate and are attributable in any way to, or are used in connection with the ownership, use or operation of the Minden Gas Gathering System, including, without limitation, those described in Part I of Schedule 2.1.4 (the “Minden Gas Gathering Easements”) and (ii) all other fee property, easements, rights-of-way, and to the extent transferable, all licenses, authorizations, permits, and similar rights and interests applicable to, or used or useful in connection with, any or all of the Leases, Lands, Wells and Facilities, including, without limitation, those described in Part II of Schedule 2.1.4 (the “Other Easements”, together with the Minden Gas Gathering Easements, the “Easements”);

2.1.5. All Hydrocarbons produced after the Effective Time attributable to Seller’s interest in the Leases, Lands, Wells, Facilities and Contracts;

2.1.6. To the extent transferable, all environmental and other governmental (whether federal, state or local) permits, licenses, orders, authorizations, franchises and related instruments or rights relating to the ownership, operation or use of the Leases, Lands, Wells and Facilities (the “Permits”); and

2.1.7. All books, files, records, correspondence, studies, surveys, reports, geologic, proprietary and, to the extent transferable without material restriction or payment of a transfer or licensing fee under third party agreements, non-proprietary geophysical and seismic data (including raw data and any interpretative data or information relating to such geologic, geophysical and seismic data) and other data in the actual possession or control of Seller and relating to the operation of the Leases, Lands, Wells and Facilities, including all title records, customer lists, supplier lists, sales materials, promotional materials, operational records, technical records, production and processing records, division order and lease right-of-way files, accounting files and contract files (the “Records”).

All of the real and personal properties, rights, titles, and interests described in Sections 2.1.1 through 2.1.7, subject to the limitations and terms expressly set forth herein and in Exhibits A and B, are hereinafter collectively called the “Properties” or, individually, a “Property.”

2.2. Excluded Properties. Notwithstanding anything to the contrary in this Agreement, the assets of Seller described in Exhibit C (collectively, the “Excluded Properties”) are not part of the sale and purchase contemplated hereunder, are excluded from the Properties and shall remain the property of Seller after the Closing.

ARTICLE 3

PURCHASE PRICE

3.1. Purchase Price. The total purchase price for all of the Properties is $602,788,000 (the “Purchase Price”), subject to adjustment hereinafter provided.

3.2. Earnest Money. On or before 12:00 P.M. Central Daylight Time on June 4, 2008, Buyer will tender to Seller by wire transfer $60,278,800 as a performance deposit (which amount plus an amount equal to interest or other earnings actually earned thereon from the date of this Agreement to the Closing Date or date of termination of this Agreement being referred to as the “Deposit”). Seller will promptly invest such $60,278,800 in Permitted Investments. The Deposit will be retained by Seller and credited against the Purchase Price if Closing occurs or will otherwise be distributed in accordance with the terms of this Agreement.

ARTICLE 4

ADJUSTMENTS TO PURCHASE PRICE

The Purchase Price shall be adjusted as follows:

4.1. Increases in Purchase Price. The Purchase Price shall be increased by an amount equal to the sum of the following amounts:

4.1.1. The amount of costs and expenses actually paid by Seller related to owning, operating, producing and maintaining the Properties from the Effective Time to the Closing Date, including such capital expenditures as are permitted by Section 7.1, plus a fixed overhead charge of $150,000 per month;

4.1.2. The amount of all prepaid expenses, including ad valorem, property and similar taxes and assessments, paid by Seller based upon or measured by ownership of the Properties and attributable to periods of time after the Effective Time;

4.1.3. The amount of all upward adjustments to the Purchase Price provided for elsewhere in this Agreement, including the amount, if any, by which the value of all Title Benefits exceeds $12,055,760; provided, however, that no Title Benefit valued at less than $50,000 shall be included in such calculation;

4.1.4. The value of (i) all oil and other Hydrocarbons in pipelines or flowlines or in tanks above the pipeline sales connection, in each case that at the Effective Time is credited to the Properties and (ii) all unsold inventory of gas plant products attributable to the Seller’s interests in the Leases, Lands, Wells and Contracts at the Effective Time, each such value to be the market or, if applicable, the contract price in effect as of the Effective Time, less any applicable severance taxes and royalties; and

4.1.5. Minden Transfer Expenses paid by Seller prior to Closing, not to exceed $500,000.

4.2. Decreases in Purchase Price. The Purchase Price shall be decreased by an amount equal to the sum of the following amounts:

4.2.1. The amount of all proceeds paid to Seller, including proceeds from the sale of production, net of all applicable taxes and royalties actually paid by Seller, attributable to the Properties for periods of time after the Effective Time;

4.2.2. An amount equal to all ad valorem, property and similar taxes and assessments unpaid as of the Closing Date based upon or measured by the ownership of the Properties and attributable to periods of time prior to the Effective Time;

4.2.3. The amount, if any, relating to (i) Retained Properties under Section 7.6; (ii) Title Defect Removals under Section 11.4 and (iii) Adverse Environmental Condition Removals under Section 12.5.3.

4.2.4. The amount, if any, by which the sum of the Uncured Title Defects Value exceeds $12,055,760; provided, however, notwithstanding the foregoing, if an Uncured Title Defect arises from a Title Defect described in Section 11.3.2, the Purchase Price will be decreased by the Defect Value thereof;

4.2.5. The amount of all other downward adjustments to the Purchase Price provided for elsewhere in this Agreement; and

4.2.6. The amount of funds that constitute Buyer’s Suspense Amounts.

ARTICLE 5

REPRESENTATIONS AND WARRANTIES OF SELLER

5.1. Enduring. Enduring, with respect to itself, severally but not jointly, hereby represents and warrants to Buyer as of the date of this Agreement as follows:

5.1.1. Organization. Enduring is a limited liability company duly formed, validly existing and in good standing under the laws of the State of Delaware. Enduring is in good standing and duly qualified to do business in the State of Texas.

5.1.2. Authority. Enduring has full power to enter into and perform its obligations under this Agreement and has taken all proper limited liability company action to authorize the entering into of this Agreement and the performance of its obligations hereunder.

5.1.3. No Conflict. Neither the execution and delivery of this Agreement, nor the consummation of the transactions contemplated hereby, nor the compliance with the terms hereof will result in (with due notice or lapse of time or both) any default under, the creation or imposition of any lien or encumbrance on, or give rise to any right of termination, cancellation or acceleration under, any material agreement or instrument to which Enduring is a party (including its governing documents) or by which any of the Properties is bound, or violate any Law applicable to Enduring or to any of the Properties, other than (i) requirements to obtain those consents to assignment or waivers of preferential rights to purchase from third parties set forth in Schedule 5.4.2, (ii) Permitted Encumbrances described in clause (e) of the definition thereof and (iii) defaults or violations (other than with respect to the governing documents of Enduring) that could not reasonably be expected to have a Material Adverse Effect.

5.1.4. Enforceability. This Agreement has been duly executed and delivered on behalf of Enduring and constitutes (and the Assignment and any other document required hereunder to be executed by Enduring, when executed and delivered at Closing, will constitute) the legal, valid and binding obligation of Enduring, enforceable against it in accordance with their terms, except as limited by bankruptcy or other similar laws applicable generally to creditors’ rights and as limited by general equitable principles.

5.2. Mustang. Mustang, with respect to itself, severally but not jointly, hereby represents and warrants to Buyer as of the date of this Agreement as follows:

5.2.1. Organization. Mustang is a corporation duly organized, validly existing and in good standing under the laws of the State of Texas.

5.2.2. Authority. Mustang has full power to enter into and perform its obligations under this Agreement and has taken all proper corporate action to authorize the entering into of this Agreement and the performance of its obligations hereunder.

5.2.3. No Conflict. Neither the execution and delivery of this Agreement, nor the consummation of the transactions contemplated hereby, nor the compliance with the terms hereof will result in (with due notice or lapse of time or both) any default under, the creation or imposition of any lien or encumbrance on, or give rise to any right of termination, cancellation or acceleration under, any material agreement or instrument to which Mustang is a party (including its governing documents) or by which any of the Properties is bound, or violate any Law applicable to Mustang or to any of the Properties, other than (i) requirements to obtain those consents to assignment or waivers of preferential rights to purchase from third parties set forth in Schedule 5.4.2, (ii) Permitted Encumbrances described in clause (e) of the definition thereof and (iii) defaults or violations (other than with respect to the governing documents of Mustang) that could not reasonably be expected to have a Material Adverse Effect.

5.2.4. Enforceability. This Agreement has been duly executed and delivered on behalf of Mustang and constitutes (and the Assignment and any other documents required hereunder to be executed by Mustang, when executed and delivered at Closing, will constitute) the legal, valid and binding obligation of Mustang, enforceable against it in accordance with their terms, except as limited by bankruptcy or other similar laws applicable generally to creditors’ rights and as limited by general equitable principles.

5.3. Minden. Seller represents and warrants jointly and severally to Buyer as of the date of this Agreement as follows:

5.3.1. Organization. Minden is a limited liability company duly formed, validly existing and in good standing under the laws of the State of Texas.

5.3.2. Authority. Minden has full power to enter into and perform its obligations under this Agreement and has taken all proper limited liability company action to authorize the entering into of this Agreement and the performance of its obligations hereunder.

5.3.3. No Conflict. Neither the execution and delivery of this Agreement, nor the consummation of the transactions contemplated hereby, nor the compliance with the terms hereof will result in (with due notice or lapse of time or both) any default under, the creation or imposition of any lien or encumbrance on, or give rise to any right of termination, cancellation or acceleration under, any material agreement or instrument to which Minden is a party (including its governing documents) or by which any of the Properties is bound, or violate any Law applicable to Minden or to any of the Properties, other than (i) requirements to obtain those consents to assignment or waivers of preferential rights to purchase from third parties set forth in Schedule 5.4.2, (ii) Permitted Encumbrances described in clause (e) of the definition thereof and (iii) defaults or violations (other than with respect to the governing documents of Minden) that could not reasonably be expected to have a Material Adverse Effect.

5.3.4. Enforceability. This Agreement has been duly executed and delivered on behalf of Minden and constitutes (and the Assignment and any other documents required hereunder to be executed by Minden, when executed and delivered at Closing, will constitute) the legal, valid and binding obligation of Minden, enforceable against it in accordance with their terms, except as limited by bankruptcy or other similar laws applicable generally to creditors’ rights and as limited by general equitable principles.

5.4. Seller. Seller represents and warrants jointly and severally to Buyer as of the date of this Agreement that:

5.4.1. Contracts. Schedule 5.4.1 describes (i) all of the unit agreements, farmout and farmin agreements, pooling agreements, pooling designations, unit operating agreements and operating agreements, exploration agreements, participation agreements, transportation and gathering agreements, rig contracts, pipe and other supply contracts and area of mutual interest agreements included in the Properties, (ii) all of the production sales, marketing and processing agreements included in the Properties, other than such agreements which are terminable by Seller without penalty on 90 or fewer days’ notice, (iii) any contracts or agreements (other than contracts for utility services) included in or burdening the Properties that could reasonably be expected to obligate Seller to expend or pursuant to which Seller may receive in excess of $250,000 in any calendar year, (iv) any contract or agreement included in or related to the Properties that is with any affiliate of Seller (excluding agreements between or among Enduring or Mustang, on the one hand, and Minden, on the other, except to the extent such agreements are required to be listed on Schedule 5.4.1 pursuant to the other clauses of this Section 5.4.1) and (v) any contract or agreement that evidences an obligation to pay the deferred purchase price of property or services ((i) – (v) collectively, the “Material Contracts”). No Seller has received written notice of any default under any of the Material Contracts or the Leases other than defaults that, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect. The Material Contracts and the Leases are in full force and effect and have not been modified or amended in any material respect, and Seller is not in default thereunder, except to the extent that any of the foregoing could not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect.

5.4.2. Preferential Purchase Rights/Consents. Except as set forth in Schedule 5.4.2 and for Permitted Encumbrances described in clause (e) of the definition thereof, there are no consents, approvals or authorizations required to be obtained for, or preferential purchase rights exercisable in connection with, the assignment of any Property to Buyer. Except as set forth on Schedule 5.4.2 and except with respect to non-proprietary seismic data, there are no material restrictions on the transfer of, or the requirement of the payment of a transfer or licensing fee with respect to, any of the Material Contracts.

5.4.3. Litigation and Claims. Except as set forth on Schedule 5.4.3, no suit, action, claim, investigation, demand, proceeding, lawsuit or other litigation is pending or, to Seller’s Knowledge, threatened with respect to (i) any Seller that has a material adverse effect on the ability of such Seller to consummate the transactions contemplated by this Agreement, (ii) any Seller and which relates to any of the Properties or (iii) any of the Properties.

5.4.4. Finder’s Fees. Seller has not incurred any liability, contingent or otherwise, for brokers’ or finders’ fees with respect to this transaction for which Buyer will have any responsibility whatsoever.

5.4.5. Sale Contracts. Except as set forth on Schedule 5.4.5, there are no contracts or options outstanding for the sale, exchange or transfer of the Properties or any portion thereof.

5.4.6. Notices; Compliance with Laws. Seller’s operation of the Properties is not subject of any pending regulatory compliance or enforcement action and Seller has not received written notice, which has not heretofore been complied with, of any violation of any statute, law, ordinance, rule, regulation, order, ruling, restriction, writ, injunction, judgment or decree (collectively, “Laws”) issued with respect to the Properties. To the Knowledge of Seller, Seller and the Properties are in compliance in all material respects with all Laws in any way affecting or relating to the Properties.

5.4.7. Imbalances. Except as set forth on Schedule 5.4.7, there are no gas or other hydrocarbon production, pipeline, transportation or processing imbalances existing as of the Effective Time with respect to any of the Properties.

5.4.8. Property Obligations. All rentals, royalties, shut-in royalties, overriding royalties and other payments due pursuant to or with respect to the Properties required to be paid by Seller have been properly paid, except for such failures to pay that could not reasonably be expected to have a Material Adverse Effect.

5.4.9. Property Operation. The Wells and units listed on Exhibit B have been drilled, completed, operated, developed and produced in material compliance with all applicable Laws and all necessary certificates, consents, permits, licenses and other governmental authorizations that are material to the ownership, use or operation of the Properties have been obtained and are in full force and effect and all fees and charges related thereto have been paid. No representation is made in this Section 5.4.9 with respect to compliance with Environmental Laws or the obtaining and status of Environmental Permits, which are dealt with exclusively in Section 5.4.21.

5.4.10. Take-or-Pay; Payout. To Seller’s Knowledge, except as set forth on Exhibit B, Seller is not obligated, under a take-or-pay or similar arrangement, or by virtue of an election to non-consent, or not participate in a past or current operation on the Properties pursuant to the applicable operating agreement or otherwise, to produce Hydrocarbons, or allow Hydrocarbons to be produced, without receiving full payment at the time of delivery in an amount that corresponds to the Net Revenue Interest set forth in Exhibit B in the Hydrocarbons attributable to the affected Well or unit described in Exhibit B. Schedule 5.4.10 contains a complete and accurate list of the status of any “payout” balance as of the respective dates set forth therein for the Wells listed thereon.

5.4.11. Taxes. All taxes that are due based on or measured by the ownership of any Property, the production or removal of Hydrocarbons therefrom or the receipt of proceeds therefrom and required to be paid by Seller have been properly paid.

5.4.12. Timely Receipt. To Seller’s Knowledge, Seller is timely receiving, in all material respects, its share of proceeds from the sale of Hydrocarbons produced from or attributable to the Properties without suspense, counterclaim or set-off. There has been no production of Hydrocarbons from the Properties in excess of the allowable production established pursuant to applicable state or federal Law that would result in any restriction on production from or attributable to the Properties subsequent to the Effective Time.

5.4.13. Timely Payment. Seller has paid its share of all costs and expenses payable by it under or with respect to the Properties, except those being contested in good faith and listed on Schedule 5.4.13.

5.4.14. Outstanding Obligations. Except as otherwise described in Schedule 5.4.14, there are no outstanding authorizations for expenditures or other written commitments or proposals to conduct operations on the Properties.

5.4.15. Well and Facility Status. There are no Wells included in the Properties that (i) Seller is obligated by Law or contract to currently plug and abandon or (ii) are subject to exceptions to a requirement to plug and abandon issued by a governmental authority. Seller has not installed any underground storage tanks or constructed any unlined production pits in, on or underlying any of the Properties and, to the Knowledge of Seller, no underground storage tanks or unlined production pits have been installed or constructed by any one else in, on or underlying any of the Properties.

5.4.16. No Tax Partnership. The Properties are not subject to any tax partnership agreement or provisions requiring a partnership income tax return to be filed under Subchapter K of Chapter 1 of Subtitle A of the Internal Revenue Code of 1986, as amended.

5.4.17. Condition of Properties. The machinery, equipment, tangible personal property, fixtures and improvements included in the Properties are, taken as a whole, in operable condition.

5.4.18. Hedging. None of the Properties is subject to or is bound by any futures, hedge, swap, collar, put, call, option or other commodities contract or agreement, excluding production sales marketing agreements listed on Schedule 5.4.1, transportation and processing agreements.

5.4.19. Insurance. Schedule 5.4.19 contains a true and complete list of all policies of insurance which are maintained by Seller and which cover or relate to any of the Properties for any period from and after the Effective Time.

5.4.20. Bankruptcy. There are no bankruptcy, reorganization or arrangement proceedings pending against, being contemplated by, or, to the Knowledge of Seller, threatened against any of Seller.

5.4.21. Environmental. Except as set forth in Schedule 5.4.21, to the Knowledge of Seller: (i) neither Seller nor any prior owner or operator of the Properties has caused or allowed the generation, use, treatment, storage or disposal of Hazardous Materials at or on any of the Properties except in compliance with all applicable Environmental Laws; (ii) Seller has conducted its operations on the Properties in compliance with all limitations, restrictions, standards and obligations established under Environmental Laws; (iii) Seller has obtained all Environmental Permits necessary for its operations on the Properties, and has operated and is operating in compliance with such Environmental Permits; (iv) there are no Environmental Liabilities pending or threatened by or before any court or any other governmental authority directed against Seller relating to its operations on the Properties that pertain or relate to (a) any Remedial Actions under any applicable Environmental Law, (b) non-compliances or alleged non-compliances by Seller of any Environmental Law or (c) personal injury or property damage claims relating to a release of Hazardous Materials; and (v) there are no Adverse Environmental Conditions. Seller has provided Buyer with copies of reports in its possession reflecting any Adverse Environmental Conditions of any Property, any prior Phase I or II Environmental Site Assessments relating to the Properties, and any violations of Environmental Law known to Seller that have not been remedied.

5.4.22. Minden Gas Gathering System. Minden has good and defensible title to (i) the Minden Gas Gathering System, (ii) the Minden Gas Gathering Easements (title to which is of record) and (iii) all fixtures, buildings and improvements located on the Minden Gas Gathering Easements. The Minden Gas Gathering System, the Minden Gas Gathering Easements and the other real property referenced in subsection (iii) of this Section 5.4.22 are free and clear of all liens and encumbrances other than any Permitted Encumbrance. To the Knowledge of Seller, the entirety of the Minden Gas Gathering System is located on or beneath land covered by a Minden Gas Gathering System Easement.

5.4.23. Suspense Funds. Schedule 5.4.23 contains a listing showing all proceeds from production attributable to the Properties that are held in suspense as of the date of this Agreement and sets forth the reason (as reflected in Seller’s records) that such proceeds are being held in suspense.

ARTICLE 6

REPRESENTATIONS AND WARRANTIES OF BUYER

Buyer represents and warrants to Seller as of the date of this Agreement that:

6.1. Organization. Buyer is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. Buyer is in good standing and duly qualified to do business in the State of Texas.

6.2. Authority. Buyer has full power to enter into and perform its obligations under this Agreement and has taken all proper corporate action to authorize the entering into of this Agreement and the performance of its obligations hereunder.

6.3. No Conflicts. Neither the execution and delivery of this Agreement, nor the consummation of the transactions contemplated hereby, nor the compliance with the terms hereof will result in (with due notice or lapse of time or both) any default under, the creation or imposition of any lien or encumbrance on, or give rise to any right of termination, cancellation or acceleration under, any material agreement or instrument to which Buyer is a party (including its governing documents), or violate any Law applicable to Buyer, other than defaults or violations

(other than with respect to the governing documents of Buyer) that could not reasonably be expected to have a material adverse effect on the ability of Buyer to consummate the transactions contemplated by this Agreement.

6.4. Enforceability. This Agreement has been duly executed and delivered on behalf of Buyer and constitutes the legal, valid and binding obligation of Buyer, enforceable against it in accordance with its terms, except as limited by bankruptcy or other similar laws applicable generally to creditor’s rights and as limited by general equitable principles.

6.5. Basis of Buyer’s Decision; Property Review. Buyer:

6.5.1. Has such knowledge and experience in financial and business matters that it is capable of evaluating the merits and risks of its investment in the Properties contemplated hereby, and is able to bear the economic risk of such investment indefinitely;

6.5.2. Has (i) had the opportunity to meet with officers and other representatives of Seller to discuss the Properties and (ii) received, or pursuant to the terms of this Agreement will have the right to receive, all materials, documents and other information that Buyer deems necessary or advisable to evaluate the Properties;

6.5.3. Has made or will make its own independent examination, investigation, analysis and evaluation of the Properties, including its own estimate of the value of the Properties; and

6.5.4. Has undertaken or will undertake such due diligence pertaining to the Properties as Buyer deems adequate, including that described above.

6.6. Buyer’s Experience and Counsel. Buyer is an experienced and knowledgeable investor and operator in the oil and gas business. Prior to entering into this Agreement, Buyer was advised by and has relied, in addition to the terms and provisions of this Agreement, solely on its own expertise and legal, tax, engineering, and other professional counsel concerning this Agreement, the Properties and the value thereof.

6.7. Closing Funds. At Closing, Buyer will have sufficient funds to enable the payment to Seller by wire transfer of the Preliminary Purchase Price in accordance with Section 14.3.2 and otherwise to perform Buyer’s obligations under this Agreement.

6.8. No Further Distribution. Buyer is acquiring the Properties for its own account and not with a view to, or for offer of resale in connection with, a distribution thereof, within the meaning of the Securities Act, and any other Laws pertaining to the distribution of securities. Except for traditional financing from reputable financial institutions or reputable energy industry capital providers, Buyer has not sought or solicited, nor is Buyer participating with, investors, partners or other third parties in order to fund the payment of the Preliminary Purchase Price in accordance with Section 14.3.2 and otherwise to perform Buyer’s obligations under this Agreement, and all funds used by Buyer in connection with this transaction are Buyer’s own funds.

6.9. Buyer’s Ability to Take Title. Buyer is unaware of any fact or circumstance that would preclude or inhibit approval by any governmental agency of Seller’s assignment of the Properties to Buyer, including meeting existing or increased bonding or other security requirements.

6.10. Buyer’s Ability to Operate. Buyer is unaware of any fact or circumstance that would preclude or inhibit Buyer’s qualification to operate any Leases or Facilities previously operated by Seller, including meeting existing or bonding or other security requirements of any lessee or governmental agency.

6.11. Finder’s Fees. Buyer has not incurred any liability, contingent or otherwise, for brokers’ or finders’ fees with respect to this transaction for which Seller will have any responsibility whatsoever.

ARTICLE 7

COVENANTS OF SELLER

7.1. Conduct of Business Pending Closing. From the date hereof to the Closing Date, except as disclosed in Schedule 7.1 or as otherwise consented to in writing by Buyer, Seller will:

7.1.1. Not (i) act in any manner with respect to the Properties other than in the normal, usual and customary manner, consistent with prior practice; (ii) dispose of, encumber or relinquish any of the Properties (other than any relinquishment resulting from the expiration of any Lease or Material Contract in accordance with its terms that does not result from a failure of Seller to comply with Section 7.1.7); (iii) waive, compromise or settle any material right or claim with respect to any of the Properties; or (iv) except with respect to those matters identified in Schedule 5.4.14, make capital or workover expenditures with respect to the Properties in excess of $250,000 (net to Seller’s interest) in the aggregate or except if required by an emergency when there shall have been insufficient time to obtain advance consent (in which case Seller will promptly notify Buyer of any such emergency expenditures);

7.1.2. Use commercially reasonable efforts to preserve relationships with all third parties having business dealings with respect to the Properties;

7.1.3. Cooperate with Buyer in the notification of all applicable governmental regulatory authorities of the transactions contemplated hereby and cooperate with Buyer in obtaining the issuance by each such authority of such permits, licenses and authorizations as may be necessary for Buyer to own and operate the Properties following the Closing;

7.1.4. Use commercially reasonable efforts to seek appointment of Buyer as the successor operator to Seller with respect to all Properties currently operated by Seller;

7.1.5. Maintain all insurance listed on Schedule 5.4.19;

7.1.6. Use commercially reasonable efforts to obtain (i) the consents, approvals and authorizations and (ii) waiver of the preferential purchase rights listed (or which should be listed) on Schedule 5.4.2;

7.1.7. Use commercially reasonable efforts to maintain and keep the Properties in full force and effect and, with respect to any Lease that would expire or terminate after the date hereof and prior to the Closing Date pursuant to its terms, use commercially reasonable efforts to extend or renew any such Lease to the extent permitted under the terms and provisions of such Lease;

7.1.8. Use commercially reasonable efforts to maintain and keep in full force and effect, and perform and comply in all material respects with all of its obligations under, contracts and agreements included in, relating to or affecting the Properties; and

7.1.9. Give prompt written notice to Buyer of any notice of default (or threat of default, whether disputed or denied) received or given by any Seller under any instrument or agreement affecting the Properties to which any Seller is a party or by which any Seller or any of the Properties is bound.

7.2. Access. Seller will afford to Buyer and its authorized representatives reasonable access, at Buyer’s sole risk and expense, from the date hereof until the Closing Date during normal business hours, to (i) the Properties operated by Seller; provided, however, that Buyer shall indemnify and hold harmless the Seller Group from and against any and all Claims arising from Buyer’s inspection of the Properties (including Claims for personal injuries, property damage and reasonable attorneys’ and experts’ fees, AND SPECIFICALLY FOR CLAIMS ARISING OUT OF OR PARTIALLY (BUT NOT FULLY) CAUSED BY THE NEGLIGENCE (BUT NOT THE GROSS NEGLIGENCE) OF SELLER OR ITS AGENTS OR REPRESENTATIVES), and (ii) Seller’s operating, accounting, contract, corporate and legal files, records, materials, data and information regarding the Properties (“Data”); provided, however, that Data shall not include (x) any legal materials, the disclosure of which Seller determines would jeopardize the assertion of a privilege in ongoing or anticipated litigation with third parties, which legal materials are listed on Schedule 7.2 or (y) information, the disclosure of which would violate any confidentiality agreement to which Seller is bound with any third party, which information is listed on Schedule 7.2.

7.3. Satisfaction of Conditions. Seller will use commercially reasonable efforts to take all actions and to do all things necessary to consummate, make effective and comply with all of the terms of this Agreement (including satisfaction, but not waiver, of the Closing conditions for which Seller is responsible or otherwise in control).

7.4. Non-Solicitation. Seller agrees that, between the date hereof and Closing, Seller will not itself or through any investment banker, broker, agent, representative or affiliate, directly or indirectly, (i) offer to sell, or solicit, negotiate or seek in any other way offers or proposals to purchase, all or any portion of the Properties, (ii) provide any third parties, other than Buyer and its representatives, with access to data concerning the purchase of all or any portion of the Properties, or (iii) take any similar actions with respect to a sale of the stock or other equity interest in Seller or any merger, consolidation or business combination involving Seller. Seller shall notify Buyer if, between the date hereof and Closing, any written offer or proposal is received by, or any negotiation is sought in writing to be initiated or continued with, Seller or any of its investment bankers, brokers, agents, representatives or affiliates with respect to any of the foregoing.

7.5. Non-compete. For a period of five years following the Closing, Seller covenants and agrees in favor of Buyer that neither Seller nor any officer or controlled affiliate of any Seller will purchase or otherwise obtain, either directly or indirectly, any interest in any of the property included with the geographical area outlined on the plat attached to this Agreement as Schedule 7.5 (the “Restricted Area”). If within this 5-year period, any of Seller acquires any property, or the right to acquire any property, within the Restricted Area in connection with an acquisition of a package of properties that includes any properties within the Restricted Area (the “Acquiror”), the Acquiror will offer Buyer the opportunity to acquire the portion of those properties located within the Restricted Area (or cause the person proposing to sell or convey such properties to the Acquiror to offer such properties directly to Buyer) at the same price or for the same consideration paid or given by, or required to be paid or given by the Acquiror (as allocated, to the properties in the Restricted Area between the Acquiror and the property seller, acting reasonably), and otherwise on the same terms and conditions applicable to the Acquiror’s acquisition or proposed purchase thereof.

7.6. Consent Requirements.

7.6.1. If a consent, approval or authorization listed (or which should be listed) on Schedule 5.4.2 (other than a Minden Consent) is not obtained, complied with or otherwise satisfied prior to the Closing Date, then, at Buyer’s option, any Property or portion thereof affected by such consent, approval or authorization (a “Retained Property”) shall be held back from the Properties to be transferred and conveyed to Buyer at Closing and the Purchase Price to be paid at Closing shall be reduced by the Allocated Value thereof or, if an Allocated Value has not been assigned to such Retained Property, by a portion of the Allocated Value of the Property to which such Retained Property relates, or is associated with or appurtenant to. In the event that on or before sixty (60) days following the Closing any consents, approvals or authorizations affecting a Retained Property are obtained, complied with or otherwise satisfied, then a separate closing on each such Retained Property will be held otherwise in accordance with the terms of this Agreement on the date that the Final Settlement Statement is agreed by the Parties, at which time Seller will convey all such Retained Properties to Buyer and Buyer will pay to Seller an amount which equals the aggregate of the amount withheld from the initial Closing on account of such Retained Properties pursuant to this Section 7.6 (as adjusted, pursuant to the Final Settlement Statement); provided, however, if the consent, approval or authorization relating to any Retained Property so held back at the initial Closing is not obtained, complied with or otherwise satisfied within sixty (60) days following the Closing Date, then such Retained Property shall be eliminated from the Properties and this Agreement; provided further, however, that, if Buyer, prior to the expiration of such sixty (60) day period, elects in writing to waive receipt of the consent, approval or authorization relating to the Retained Property which has not been obtained, complied with or satisfied, Seller shall immediately convey such Retained Property to Buyer for the portion of the Purchase Price withheld from the initial Closing with respect thereto.

7.6.2. To the extent that the assignment of any Minden Gas Gathering Easement requires that prior to assignment, a Minden Consent must be obtained, this Agreement does not constitute an agreement to assign any such easement if an attempted assignment without any such consent would constitute a breach or violation thereof. In the event that any such Minden Consent is not obtained as of the Closing Date, the Parties will proceed with the Closing without any reduction to the Purchase Price on account thereof. In such case, Seller agrees that after Closing, it will continue to use commercially reasonable efforts to do or cause to be done all such things as are necessary and proper with respect to the Minden Gas Gathering Easements not assigned at Closing to (i) obtain all Minden Consents related thereto not obtained as of the Closing Date and (ii) assure that the rights of Minden under such easements are preserved for the benefit of Buyer (including any extension or renewal of any such easement). With respect to any portion of the Minden Gas Gathering System located on lands covered by a Minden Gas Gathering Easement not conveyed at Closing, Minden and Buyer will enter into a transportation agreement for nominal consideration pursuant to which Buyer will have all capacity rights and all operational responsibility with respect to each such portion and bear all ownership, operation, maintenance and other costs and risks of the Minden Gas Gathering System and, except to the extent of the Seller Retained Liabilities, defend and indemnify Seller against all such costs and risks. Buyer will make all filings necessary to be named the operator of the Minden Gas Gathering System (including with the Texas Railroad Commission) and to obtain and hold all Permits relating to the Minden Gas Gathering System. When any Minden Consents are obtained, Minden will assign the related easements to Buyer within ten days following receipt of such consents, and the transportation agreement with respect to the portion of the Minden Gas Gathering System located thereon will terminate. If a Minden Consent outstanding as of Closing is denied, or cannot be obtained at reasonable cost, unless otherwise directed by Buyer, Seller will, at its sole cost and expense, re-route the affected portion of the Minden Gas Gathering System to locations covered by easements purchased by Seller for the benefit and in the name of Buyer, at which time the transportation agreement with respect to the re-routed portion will terminate.

7.7. Transition Services. Between the date hereof and the Closing Date, each of Seller and Buyer shall use its reasonable efforts to negotiate in good faith a form of transition services agreement on terms that are mutually acceptable to Seller and Buyer to be executed at Closing by Seller and Buyer (the “Transition Services Agreement”).

7.8. Financial Statements.

7.8.1 Seller will use its commercially reasonable efforts to prepare, at the sole cost and expense of Buyer, either (i) if relief is granted by the SEC, statements of revenues and direct operating expenses and all notes thereto related to the Properties or (ii) if such relief is not granted by the SEC, the financial statements required by the SEC (such financial statements set forth in the foregoing clauses (i) and (ii), as applicable, the “Financial Statements”), in each case of clauses (i) and (ii), that will be required of

Buyer by the SEC in connection with reports, registration statements and other filings to be made by Buyer related to the transactions contemplated by this Agreement with the SEC pursuant to the Securities Act, or the Exchange Act, in such form that such statements and the notes thereto can be audited. Seller (x) shall cooperate with and permit Buyer to reasonably participate in the preparation of the Financial Statements and (y) shall provide Buyer and its representatives with reasonable access to the personnel of Seller and its affiliates who engage in the preparation of the Financial Statements.

7.8.2. Seller will execute and deliver or cause to be executed and delivered to Erhardt Keefe Steiner Hottman PC (the “Auditor”) such representation letters, in form and substance customary for representation letters provided to external audit firms by management of Seller (if the financial statements are the subject of an audit), as may be reasonably requested by the Auditor, with respect to the Financial Statements, if (i) to the extent such a representation letter is delivered by Seller’s management, or on its behalf, Seller’s management is hereby indemnified and provided a defense by Buyer with regard to the execution, delivery or any other action related to the provision of such representation letter to the same extent as any executive officer or director of Buyer would be indemnified had they performed such action; (ii) Buyer provides a customary representation letter to the Auditor, if reasonably requested; and (iii) Buyer’s existing outside auditors provide a customary representation letter to the Auditor, if reasonably requested.

7.8.3. Seller will engage the Auditor to perform an audit of the Financial Statements and will use commercially reasonable efforts to cause the Auditor to issue unqualified opinions with respect to the Financial Statements (the Financial Statements and related audit opinions being hereinafter referred to as the “Audited Financial Statements”) and provide its written consent for the use of its audit reports with respect to the Financial Statements in reports, registration statements or other documents filed by Buyer under the Exchange Act or the Securities Act, as needed. Buyer will reimburse Seller for all fees charged by the Auditor from and after the date of this Agreement with respect to the preparation and delivery by the Auditor to Buyer of the Audited Financial Statements and any other fees charged by the Auditor to facilitate Buyer’s ongoing compliance with SEC rules and regulations. Seller shall take all action as may be necessary to facilitate the completion of such audit and delivery of the Audited Financial Statements to Buyer as soon as reasonably practicable, but no later than ten (10) days prior to the date that such Audited Financial Statements would be required to be filed by Buyer with the SEC.

7.9. Receivership Proceedings. If any oil, gas and/or mineral lease is granted to any Seller prior to Closing pursuant to or in connection with any receivership proceeding described in Schedule 1.2, then the Parties will supplement Exhibit A to include such lease. Furthermore, with respect to any receivership proceeding described on Schedule 1.2 that remains unresolved prior to the Closing, Seller will handle any such proceeding until same is finally resolved or concluded and will promptly assign to Buyer any oil, gas and/or mineral lease that is granted to any Seller pursuant to or in connection with such proceeding.

7.10. Drilling Contract. Reference is hereby made to that certain Drilling Bid Proposal and Daywork Drilling Contract dated May 3, 2007 (the “Drilling Contract”), by and between Enduring and Pioneer Drilling Services Ltd. (“Pioneer”). Seller does hereby covenant and agree to promptly enter into a new drilling contract for not less than three (3) wells with Pioneer or another party who is reasonably acceptable to Buyer on terms that are materially similar to the Drilling Contract.

ARTICLE 8

COVENANTS OF BUYER

8.1. Satisfaction of Conditions. Buyer will use commercially reasonable efforts to take all actions and do all things necessary to consummate, make effective and comply with all of the terms of this Agreement (including satisfaction, but not waiver, of the Closing conditions for which Buyer is responsible or otherwise in control).

ARTICLE 9

CONDITIONS PRECEDENT TO THE OBLIGATIONS OF SELLER

The obligations of Seller to be performed at the Closing are subject to the fulfillment (or waiver by Seller in its sole discretion), before or at the Closing, of each of the following conditions:

9.1. Representations and Warranties. The representations and warranties by Buyer set forth in Article 6 shall be true and correct in all material respects (if not qualified by materiality) or true and correct in all respects (if qualified by materiality) at and as of the Closing as though made at and as of the Closing.

9.2. Covenants. Buyer shall have performed and complied in all material respects with all covenants and agreements required to be performed and complied with by it at or prior to Closing.

9.3. No Litigation. There shall be no suits, actions or other proceedings (excluding any initiated by Seller or any of its affiliates) pending or threatened seeking to restrain or prohibit the consummation of the transactions contemplated by this Agreement.

ARTICLE 10

CONDITIONS PRECEDENT TO THE OBLIGATIONS OF BUYER

The obligations of Buyer to be performed at the Closing are subject to the fulfillment (or waiver by Buyer in its sole discretion), before or at the Closing, of each of the following conditions:

10.1. Representations and Warranties. The representations and warranties of Seller set forth in Article 5 shall be true and correct in all material respects (if not qualified by materiality) or true and correct in all respects (if qualified by materiality) as of the Closing as though made at and as of the Closing.

10.2. Covenants. Seller shall have performed and complied in all material respects with all covenants and agreements required to be performed and complied with by it at or prior to Closing.

10.3. No Litigation. There shall be no suits, actions or other proceedings (excluding any initiated by Buyer or any of its affiliates) pending or threatened seeking to restrain or prohibit the consummation of the transactions contemplated by this Agreement.

10.4. Consents. All consents, approvals and authorizations required to be obtained by Seller before Closing (excluding Minden Consents) and set forth on Schedule 5.4.2 (or which, if required for the assignment of a Property other than a Contract which is not a Material Contract, should have been set forth on Schedule 5.4.2) shall have been obtained or shall have expired without being exercised.

10.5. Release of Liens. All mortgages, deeds of trust and other liens burdening the Properties, if any (other than Permitted Encumbrances), granted by Seller or any of their respective affiliates will have been released at or before Closing.

10.6. Drilling Contract. Seller shall have satisfied its obligations under Section 7.10.

ARTICLE 11

TITLE MATTERS

11.1. Title Defect Notice. Buyer shall in good faith provide Seller with written notice (a “Title Defect Notice”) at or before the Defect Notification Deadline of any fact that causes Seller’s title to any Property to be less than Good and Defensible Title (“Title Defect”), in each case together with, in reasonable detail, a description of (i) the Well and/or unit with respect to which the claimed Title Defect(s) relate, (ii) the nature of such claimed Title Defect(s) and (iii) Buyer’s calculation of the value of each claimed Title Defect(s) in accordance with the guidelines set forth in Section 11.3. Any Title Defect that is not identified in a properly and timely delivered Title Defect Notice will thereafter conclusively be deemed waived for purposes of this Article 11.

11.2. Determination of Title Defects and Defect Values.

11.2.1. Within five Business Days after Seller’s receipt of a Title Defect Notice, Seller will notify Buyer as to whether Seller agrees with the Title Defects claimed therein and the values proposed for those Title Defects. If Seller does not agree with any claimed Title Defect or any proposed value, then the Parties will promptly enter into good faith negotiations and will attempt to agree on those matters. The value agreed by the Parties with respect to a Title Defect will be the Defect Value for that Title Defect.

11.2.2. If the Parties cannot reach agreement concerning either the existence of a Title Defect or a value therefor with respect to any Property within five Business Days after the date Buyer receives the notice from Seller under Section 11.2.1, then, upon either Party’s written request, the Parties will submit the dispute to a mutually acceptable attorney or other consultant experienced in title examination in the State of Texas for prompt resolution; provided, however, that if at any time any consultant so chosen fails or refuses to perform hereunder, a new consultant will be chosen by the Parties. The cost of any such consultant will be borne 50% by Seller and 50% by Buyer. For any dispute resolution proceeding, Seller and Buyer will present a written statement of their respective positions on the dispute to the consultant within three Business Days after the consultant is selected, and within ten Business Days of receipt of such statements the consultant will make a determination of all points of disagreement in accordance with the terms and conditions of this Agreement. The determination by the consultant will be conclusive and binding on the Parties and will be enforceable against each Party in any court of competent jurisdiction, and the value determined by the consultant with respect to a Title Defect will be the Defect Value for that Title Defect. If necessary to complete such determination, the Closing Date will be deferred until the consultant has made a determination of the disputed issues with respect thereto and all subsequent dates and required activities having reference to the Closing Date will be correspondingly deferred; provided, however, that unless the Parties agree to the contrary, the Closing Date will not be deferred under this Section 11.2.2 for more than five Business Days after the date on which the consultant has made its determination of the disputed issues hereunder.

11.3. Calculation of Defect Value.

11.3.1. If a Title Defect exists because Seller owns a lesser Net Revenue Interest in a Property than that shown for such Property on Exhibit B, then the Defect Value with respect to such Title Defect shall be the amount equal to the product of (i) the Allocated Value of such Property multiplied by (ii) a fraction, the numerator of which is the difference between (x) the Net Revenue Interest for the affected Property set forth on Exhibit B minus (y) the Net Revenue Interest for that Property agreed or determined to be owned by Seller and the denominator of which is the Net Revenue Interest for that Property set forth on Exhibit B.

11.3.2. If a Title Defect is a lien, encumbrance or other charge upon a Property that is liquidated in amount, but the Title Defect is not a Minimal Defect, the Defect Value shall be an amount sufficient to fully discharge such lien, encumbrance or other charge.

11.3.3. If a Title Defect results from any matter not described in Section 11.3.1 or Section 11.3.2, the Defect Value shall be an amount equal to the difference between the value of the Property affected by such Title Defect without such Title Defect and the value of such Property with such Title Defect (taking into account the Allocated Value of the Property).

11.4. Properties Subject to Title Defects.

11.4.1. Seller has the right, but not the obligation, at its sole cost and expense, to cure within sixty (60) days after the Closing Date (the “Cure Deadline”) any fact or circumstance agreed or determined to be a Title Defect. If, prior to the Cure Deadline, a Title Defect affecting any Property conveyed to Buyer at the Closing is cured by Seller to the reasonable satisfaction of Buyer, Buyer will pay to Seller pursuant to the Final Settlement Statement an amount which is equal to the amount by which the Purchase Price was reduced pursuant to Section 4.2.4 on account of such Title Defect.

11.4.2. With respect to any Property that as of the Closing Date is subject to an outstanding preferential purchase right that has not been exercised or waived, or deemed waived by the lapse of the period within which such right may have been exercised, the affected Property, or pro rata portion thereof, will not be conveyed at the Closing and the Purchase Price payable at Closing shall be reduced by the Allocated Value thereof. In the event that prior to the Cure Deadline, any preferential purchase right affecting any Property, or portion thereof, expires without being exercised, then a separate closing on those Properties will be held otherwise in accordance with the terms of this Agreement on the date that the Final Settlement Statement is agreed between the Parties, at which time Seller will convey all such Properties to Buyer and Buyer will pay to Seller an amount which equals the aggregate Allocated Value of the Properties so conveyed (as adjusted, pursuant to the Final Settlement Statement).

11.4.3. If a third party exercises an applicable preferential right of purchase with respect to any Property prior to Closing, the Purchase Price will be reduced by the Allocated Value of the affected Property or, if the preferential right affects less than 100% of the Property, a pro rata portion thereof calculated in accordance with Section 11.3.1, and the affected Property (or portion thereof) will be removed from this Agreement. The removal of a Property or portion thereof under this Section 11.4.3 is referred to as a “Title Defect Removal”.

11.5. Purchase Price Adjustment for Title Benefits. Seller will in good faith provide Buyer with written notice at or before the Defect Notification Deadline if Seller believes that it owns a greater Net Revenue Interest in a Property than is set forth in Exhibit B (without a proportionate increase in the Working Interest in such Property) (a “Title Benefit”). If it is agreed or determined prior to the Closing Date that Seller owns a Title Benefit, the value of such Title Benefit shall be an amount equal to the product of (i) the Allocated Value of the affected Property and (ii) a fraction, the numerator of which is the difference between the Net Revenue Interest for such Property agreed or determined to be owned by Seller and the Net Revenue Interest for such Property set forth on Exhibit B, and the denominator of which is the Net Revenue Interest for such Property set forth on Exhibit B.

ARTICLE 12

ENVIRONMENTAL MATTERS

12.1. Presence of Wastes, NORM, Hazardous Substances and Asbestos. BUYER ACKNOWLEDGES THAT THE PROPERTIES HAVE BEEN USED TO EXPLORE FOR, DEVELOP, AND PRODUCE HYDROCARBONS, AND THAT SPILLS OF WASTES, CRUDE OIL, PRODUCED WATER, HAZARDOUS SUBSTANCES AND OTHER MATERIALS MAY HAVE OCCURRED THEREON. ADDITIONALLY, THE PROPERTIES, INCLUDING PRODUCTION EQUIPMENT, MAY CONTAIN ASBESTOS, HAZARDOUS SUBSTANCES OR NORM. NORM MAY AFFIX OR ATTACH ITSELF TO THE INSIDE OF WELLS, MATERIALS AND EQUIPMENT AS SCALE OR IN OTHER FORMS, AND NORM-CONTAINING MATERIAL MAY HAVE BEEN BURIED OR OTHERWISE DISPOSED OF ON THE PROPERTIES. A HEALTH HAZARD MAY EXIST IN CONNECTION WITH THE PROPERTIES BY REASON THEREOF. SPECIAL PROCEDURES MAY BE REQUIRED FOR REMEDIATION, REMOVING, TRANSPORTING AND DISPOSING OF ASBESTOS, NORM, HAZARDOUS SUBSTANCES AND OTHER MATERIALS FROM THE PROPERTY.

12.2. Environmental Assessment. Buyer shall have the opportunity to conduct at its sole risk and expense an environmental assessment of the Properties; provided, however, that Seller has the right to have its representatives present at any on-site inspection or assessment, including any Phase II audit (which Buyer may not conduct unless it has provided Seller with at least two Business Days’ prior notice of its intention to do so). Seller will provide reasonable access for this purpose to Properties operated by Seller; for any Property not operated by Seller, Seller will reasonably cooperate with Buyer in contacting the operators of any such non-operated Property directly to arrange for access for the purposes of environmental assessment. While performing any environmental assessment, Buyer or any of its representatives and agents must comply with Seller’s environmental and safety rules and policies on Seller-operated Properties, and with the operator’s environmental and safety rules and policies on all other Properties. Prior to Closing, Buyer will not disclose any information obtained in its environmental assessment to third parties unless agreed to in writing by Seller or unless such disclosure is expressly required by applicable Law or is required pursuant to legal process of any court or governmental authority. To the extent permitted by Law, Buyer will notify Seller in advance of any such disclosure and will furnish Seller copies of all materials to be disclosed prior to any disclosure thereof. As soon as reasonably possible after Buyer’s receipt thereof, Buyer shall forward to Seller copies of all reports, data, analysis, test results, remediation costs estimates and recommended remediation procedure or other information concerning or derived from Buyer’s environmental assessment.

12.3. Notice of Adverse Environment Conditions. Buyer shall provide Seller with written notice (an “Adverse Environmental Condition Notice”) at or before the Defect Notification Deadline of any Adverse Environmental Condition discovered by Buyer in connection with its due diligence activities, in each case together with, in reasonable detail, a description of (i) the Well, unit and/or Lease, Easement or other Property with respect to which such Adverse Environmental Condition(s) is claimed, (ii) the nature of such Adverse Environmental Condition(s) and (iii) Buyer’s proposed calculation of the cost to remediate such Adverse Environmental Condition(s) (the “Remediation Value”).

12.4. Determination of Adverse Environmental Conditions and Remediation Values.

12.4.1. Within ten Business Days after Seller’s receipt of an Adverse Environmental Condition Notice, Seller will notify Buyer as to whether Seller agrees with the Adverse Environmental Conditions claimed therein and the Remediation Value proposed to be required for Remediation of the Adverse Environmental Conditions. If Seller does not agree with any claimed Adverse Environmental Condition or any proposed Remediation Value, then the Parties will promptly enter into good faith negotiations and will attempt to agree on such matters. The value agreed by the Parties with respect to an Adverse Environmental Condition will be the Remediation Value for that Adverse Environmental Condition, and will be the value used for the purpose of Sections 12.5.3 and 18.1.4.

12.4.2. If the Parties cannot reach agreement concerning either the existence of a Adverse Environmental Condition or a Remediation Value therefor with respect to any Property within five Business Days after the date Buyer receives the notice from Seller under Section 12.4.1, then, upon either Party’s written request, the Parties will submit such dispute to a mutually acceptable environmental consultant or other consultant experienced in oil and gas producing property environmental remediation in the State of Texas for prompt resolution; provided, however, that if at any time any consultant so chosen fails or refuses to perform hereunder, a new consultant shall be chosen by the Parties. The cost of any such consultant will be borne 50% by Seller and 50% by Buyer. For any dispute resolution proceeding, Seller and Buyer will present a written statement of their respective positions on the dispute to the consultant within three Business Days after the consultant is selected, and within ten Business Days of receipt of such statements the consultant will make a determination of all points of disagreement in accordance with the terms and conditions of this Agreement. The determination by the consultant will be conclusive and binding on the Parties and will be enforceable against each Party in any court of competent jurisdiction, and the value determined by the consultant with respect to an Adverse Environmental Condition will be the Remediation Value for that Adverse Environmental Condition for purposes of Sections 12.5.3 and 18.1.4. If necessary to complete such determination, the Closing Date will be deferred until the consultant has made a determination of the disputed issues with respect thereto and all subsequent dates and required activities having reference to the Closing Date shall be correspondingly deferred; provided, however, that unless the Parties agree to the contrary, the Closing Date will not be deferred under this Section 12.4.2 for more than five Business Days after the date on which the consultant has made its determination of the disputed issues hereunder.

12.5. Properties Subject to Adverse Environmental Conditions.

12.5.1. Seller will Remediate any Adverse Environmental Condition, other than Minimal Defects, at Seller’s sole cost in accordance with applicable Environmental Laws. Seller will diligently pursue and complete such Remediation in accordance with the requirements of applicable Environmental Laws and the terms of the Leases. Buyer will allow Seller and its agents and representatives such access to the affected Property as is reasonably necessary for performance of the Remediation of such Adverse Environmental Conditions under this Section 12.5.1; provided, however, that Seller agrees that it will conduct its work so as not to unreasonably interfere with Buyer’s operations.

12.5.2. Seller’s obligation to Remediate any Adverse Environmental Conditions under this Section 12.5 will not be subject to the limitations set forth in Section 16.2.

12.5.3. Notwithstanding Section 12.5.1, with respect to any Property subject to an Adverse Environmental Condition with a Remediation Value in excess of (i) in the case of a Well or unit described in Exhibit B, the greater of (A) 25% of the Allocated Value of such Well or unit and (B) $2,000,000 and (ii) in the case of any other Property, $2,000,000, Seller has the option (which must be exercised by notice to Buyer at least five Business Days prior to Closing) to remove such Property from this Agreement, in which case the Purchase Price will be reduced by the Allocated Value of such Property. The removal of a Property or portion thereof under this Section 12.5.3 is referred to as an “Adverse Environmental Condition Removal”.

ARTICLE 13

SUSPENSE FUNDS HELD BY SELLER

13.1. Suspense Funds Held By Seller. On or before five Business Days prior to the Closing Date, Seller will provide to Buyer a listing showing all proceeds from production attributable to the Properties that are currently held in suspense by Seller and the reason (as reflected in Seller’s records) that such proceeds are being held in suspense (“Buyer’s Suspense Amounts”). Seller will allow Buyer a credit against the Purchase Price equal to the amount thereof. Buyer will be responsible for proper distribution of all Buyer’s Suspense Amounts to the parties lawfully entitled thereto, and hereby agrees to indemnify, defend, and hold harmless the Seller Group from and against any and all Claims arising out of or relating to Buyer’s retention or distribution of such suspended proceeds.

ARTICLE 14

CLOSING

14.1. The Closing. The closing of the purchase and sale of the Properties pursuant to this Agreement (“Closing”) shall be held in Houston, Texas at the Seller’s counsel’s offices of Akin Gump Strauss Hauer & Feld LLP, 1111 Louisiana, Suite 4400, Houston, Texas 77002 on August 4, 2008 (“Closing Date”). If Closing is not consummated by the Closing Date due solely to the failure of any condition to Closing set forth in Sections 9.1 or 9.2 to be satisfied as of that date, Seller may terminate this Agreement and retain the Deposit as liquidated damages and as Seller’s sole and exclusive remedy for Buyer’s breach of this Agreement.

14.2. Closing Statement. Seller will provide Buyer with a closing statement reflecting its good faith estimation of the Purchase Price, as adjusted pursuant to Article 4 (the “Preliminary Purchase Price”), at least three Business Days prior to the Closing. There shall be attached to such closing statement such supporting documentation and other data as is reasonably necessary to substantiate the Preliminary Purchase Price reflected therein.

14.3. Closing Deliveries. At Closing the following events shall occur, each event under the control of one Party hereto being a condition precedent to the events under the control of the other Party, and each event being deemed to have occurred simultaneously with the other events:

14.3.1. Seller will execute and deliver to Buyer, and Buyer will execute and receive, (i) one or more instruments of assignment, in substantially the form of the Bill of Sale, Assignment and Assumption Agreement set forth as Exhibit D (the “Assignment”), (ii) assignments, on appropriate forms for filing with applicable governmental authorities, assigning Seller’s interest in the Leases to Buyer and (iii) the Transition Services Agreement;

14.3.2. Buyer will deliver via wire transfer to an account specified by Seller, in immediately available funds, the Preliminary Purchase Price less the Deposit;

14.3.3. Seller will deliver a certificate executed by an authorized corporate officer of Seller, dated as of Closing, certifying on behalf of Seller that the conditions set forth in Section 10.1 and Section 10.2 have been fulfilled (the “Seller’s Certificate”); and Buyer will deliver a certificate executed by an authorized corporate officer of Buyer, dated as of Closing, certifying on behalf of Buyer that the conditions set forth in Section 9.1 and Section 9.2 have been fulfilled;

14.3.4. Each Party will execute, acknowledge and deliver division orders, transfer orders or letters in lieu thereof that have been prepared by Seller and that are reasonably acceptable to Buyer directing all purchasers of production from the Properties to make payment to Buyer of proceeds attributable to such production occurring on or after the Effective Time;

14.3.5. As to those Properties operated by Seller or an affiliate, Seller and Buyer will execute all appropriate state or local forms that have been prepared by Seller and that are reasonably acceptable to Buyer that are required to be executed to effect the administrative change of operator of those Properties from Seller or its affiliate to Buyer;

14.3.6. With respect to any Wells or units for which Seller or an affiliate is designated as the operator under the applicable operating or other similar agreement, Seller or its affiliate will send letters to all non-operating working interest owners that have been prepared by Seller and that are reasonably acceptable to Buyer advising of Seller’s or its affiliate’s resignation as operator and recommending that Buyer be appointed as successor operator; and

14.3.7. Seller shall execute and deliver to Buyer a statement described in Treasury Regulation §1.1445-2(b)(2) certifying that Seller is not a foreign person within the meaning of the Internal Revenue Code of 1986, as amended.

14.4. Effect of Closing.

14.4.1. After Closing, all proceeds, accounts receivable, notes receivable, income, revenues, monies and other items included in the Properties, or attributable to the Properties after the Effective Time, shall belong to and be paid over to Buyer, and all proceeds, accounts receivable, notes receivable, income, revenues, monies and other items included in or attributable to the Properties prior to the Effective Time shall belong to and be paid over to Seller.

14.4.2. After Closing, all accounts payable and other costs and expenses incurred with respect to the Properties prior to the Effective Time shall be the obligation of and be paid by Seller and all accounts payable and other costs and expenses incurred with respect to the Properties after the Effective Time (other than those for which Seller is given credit in the determination of the adjusted Purchase Price pursuant to Article 4 or as adjusted pursuant to Article 15, each of which shall be the obligation of Seller) shall be the obligation of and be paid by Buyer.

14.4.3. If monies are received by any Party which, under the terms of this Section 14.4, belong to the other Party, the same shall immediately be paid over to the proper Party. If an invoice or other evidence of an obligation is received which under the terms of this Section 14.4 is partially the obligation of Seller and partially the obligation of Buyer, then the Parties shall consult each other and each shall promptly pay its portion of such obligation to the obligee.

ARTICLE 15

POST-CLOSING ADJUSTMENTS

15.1. Final Settlement Statement. After the Closing Date, Seller will prepare, in accordance with this Agreement, a statement, a copy of which will be delivered by Seller to Buyer no later than 60 days after the Closing Date, setting forth each adjustment to the Purchase Price contemplated by this Agreement and showing the calculation of those adjustments in accordance with Article 4, together with supporting documentation and other data as is reasonably necessary to substantiate the adjusted Purchase Price reflected therein (“Final Settlement Statement”). Buyer will have 30 days after receipt of the Final Settlement Statement to review the statement and to provide written notice to Seller of Buyer’s objection to any item on the statement. Buyer’s notice must clearly identify the item(s) objected to and the reasons and support for the objection(s). If Buyer does not provide written objection(s) within the 30-day period, the Final Settlement Statement will be deemed correct and will not be subject to further adjustment. If Buyer provides proper written objection(s) within the 30-day period, the Final Settlement Statement will be deemed correct with respect to the items with respect to which no objection was raised. Buyer and Seller will meet to negotiate and resolve any proper objections within 15 days of Seller’s receipt of Buyer’s objections. If the Parties agree on all of those objections, the adjusted Final Settlement Statement will be deemed correct and will not be subject to further adjustment. Any items not agreed to at the end of the 15-day period may, upon either Party’s written request, be resolved by arbitration in accordance with Section 15.2.

15.2. Arbitration. If the Parties cannot agree upon the Final Settlement Statement, the dispute will be submitted promptly to a mutually agreeable third-party accountant, which shall act as an arbitrator and promptly decide all points of disagreement with respect to the Final Settlement Statement. The decision of the arbitrator on all of those points will be final and binding upon the Parties and will be enforceable against each Party in any court of competent jurisdiction. The costs and expenses of the arbitrator shall be borne 50% by Seller and 50% by Buyer.

15.3. Payment of Final Purchase Price. If the Purchase Price shown on the Final Settlement Statement is more than the Preliminary Purchase Price, Buyer will pay the difference to Seller in immediately available funds within five Business Days after the Final Settlement Statement has been agreed by the Parties or decided by the arbitrator, as applicable. If the Purchase Price shown on the Final Settlement Statement is less than the Preliminary Purchase Price, Seller will pay the difference to Buyer in immediately available funds within five Business Days after the Final Settlement Statement has been agreed by the Parties or decided by the arbitrator, as applicable.

ARTICLE 16

ALLOCATION OF RISK

16.1. Seller’s Indemnity. After Closing, subject to Section 16.2, Seller will indemnify and hold harmless the Buyer Group from and against any and all Losses suffered by Buyer Group arising from or relating to:

16.1.1. any breach of any representation or warranty made by Seller in Article 5; provided, however, that for purposes of determining whether any representation or warranty made by Seller in Article 5 (excluding Section 5.4.21) that is qualified by materiality (including Material Adverse Effect) or Knowledge has been breached, all such materiality and Knowledge qualifiers shall be disregarded as though they were not contained therein;

16.1.2. any breach of any covenant or agreement by Seller in this Agreement;

16.1.3. any Adverse Environmental Condition that Seller is required to Remediate pursuant to Section 12.5.1;

16.1.4. the offsite disposal, prior to the Closing and during Seller’s or any of its affiliates’ ownership of the Properties, of hazardous materials arising from the operation or use of the Properties;

16.1.5. the obligation to pay royalties, overriding royalties and other payments owing to third parties on account of production from the Properties prior to the Effective Time and during any Seller’s or any of its respective affiliates’ ownership of the Properties;

16.1.6. the matters described on Schedule 5.4.3;

16.1.7. any fines or penalties issued by a governmental authority arising out of any violations of Environmental Laws or Environmental Permits prior to the Closing Date and during Seller’s or any of its affiliates’ ownership of the Properties relating to the operation or use of the Properties;

16.1.8. any personal injury or property damage claims asserted by non-governmental third parties arising out of the operations relating to the Properties, or any release of Hazardous Materials on or before the Closing Date and during Seller’s or any of its affiliates’ ownership of the Properties; and

16.1.9. any transportation agreement entered into by and between Buyer and Minden pursuant to Section 7.6.2.

The matters for which Seller has the obligation to indemnify and hold harmless the Buyer Group under this Section 16.1, as limited by Section 16.2, are referred to herein as “Seller Retained Liabilities.”

16.2. Limitations on Seller’s Indemnity. Notwithstanding anything to the contrary contained herein:

16.2.1. The representations and warranties made by Seller in this Agreement shall survive Closing for one (1) year following the Closing Date and shall not be actionable thereafter; provided, however, that notwithstanding the foregoing, the representations and warranties made by Seller in Section 5.4.21 shall survive the Closing only for six months following the Closing Date and shall not be actionable thereafter;

16.2.2. With respect to Seller’s obligations to indemnify and hold harmless Buyer Group from and against any and all Losses suffered by Buyer Group arising from or relating to any breach of any covenant or agreement by Seller in this Agreement which by its terms is required to be performed prior to Closing, these obligations shall survive Closing for one (1) year following the Closing Date and shall not be actionable thereafter with respect to any Claims thereafter arising from any such breach;

16.2.3. Seller’s aggregate liability to the Buyer Group for Losses under Section 16.1.1 related to breaches of Seller’s representations and warranties in Article 5 is limited to $120,557,600; and

16.2.4. Seller will have no liability to the Buyer Group for Losses related to breaches of Seller’s representations and warranties in Article 5 unless and until the aggregate Losses claimed under Section 16.1.1 exceeds $12,055,760, and then only to the extent of such excess (subject to the limitation of Section 16.2.3).

16.3. Buyer’s Indemnity. Except to the extent of the Seller Retained Liabilities, after Closing, Buyer will indemnify and hold harmless the Seller Group from and against any and all Losses suffered by the Seller Group relating to (i) the ownership or operation of the Properties by Buyer from and after the Effective Time, (ii) all Adverse Environmental Conditions, including any such conditions arising out of or relating to any discharge, release, production, storage, treatment or any activities on or in the Properties, or the migration or transportation from any other lands to the Properties, whether before or after the Effective Time, of materials or substances that are at present, or become in the future, subject to regulation under Environmental Laws, whether such laws or regulations now exist or are hereafter enacted, INCLUDING ANY LOSSES ARISING IN WHOLE OR IN PART FROM THE SOLE OR CONCURRENT NEGLIGENCE OR STRICT LIABILITY OF ANY MEMBER OF THE SELLER GROUP and (iii) the obligations assumed by Buyer under Section 16.4. EXCEPT TO THE EXTENT OF THE SELLER RETAINED LIABILITIES, BUYER HEREBY RELEASES THE SELLER GROUP FROM AND AGAINST ANY AND ALL CLAIMS FOR CONTRIBUTION UNDER CERCLA, ANY OTHER PRESENT OR FUTURE ENVIRONMENTAL LAW OR OTHER LAW, OR UNDER COMMON LAW OR OTHERWISE.

16.4. Assumption by Buyer.

16.4.1. Except to the extent of the Seller Retained Liabilities, effective at Closing, Buyer hereby assumes and agrees to fully and timely pay, perform, and discharge in accordance with their terms, all duties, liabilities and obligations arising out of or otherwise related to the ownership and operation of the Properties by Buyer acquired by Buyer at Closing from and after the Effective Time.

16.4.2. From and after the Closing, except to the extent of the Seller Retained Liabilities, (i) Buyer will comply with all Environmental Laws and all other applicable Laws and will properly obtain and maintain all permits required by public authorities with regard to the Properties, and will provide and maintain with the applicable regulatory agency(ies) all required bonds, and (ii) Buyer assumes all of Seller’s obligations with regard to abandonment of the Wells and all other existing unplugged wells on any Lands, whether producing or nonproducing, and abandonment of the leasehold Property including, where applicable, the plugging of wells and the restoration of the surface as completely as practicable and/or in compliance with all applicable Laws and in compliance with all Leases and other agreements included in or affecting the Properties, and will indemnify and hold the Seller Group harmless with respect to all of those obligations.

16.4.3. Buyer will remain liable under Sections 16.3 and 16.4 even if Buyer assigns, sells or transfers the Properties, or any portion thereof, to a third party.

16.5. Limitations of Warranties. Notwithstanding anything in this Agreement to the contrary, the Properties are being sold by Seller to Buyer without recourse, covenant, or warranty of any kind, express, implied, or statutory, except (i) to the extent of the Seller Retained Liabilities and except to the extent expressly provided in this Agreement or the Seller’s Certificate and (ii) that in the Assignment, Seller will warrant Good and Defensible Title to the Properties against every person whomsoever lawfully claiming or to claim the same or any part thereof by, through, or under Seller, but not otherwise. WITHOUT LIMITATION OF THE GENERALITY OF THE IMMEDIATELY PRECEDING SENTENCE AND EXCEPT TO THE EXTENT EXPRESSLY PROVIDED IN THIS AGREEMENT, THE SELLER’S CERTIFICATE OR IN THE ASSIGNMENT, SELLER IS CONVEYING THE PROPERTIES AS-IS, WHERE-IS AND WITH ALL FAULTS AND EXPRESSLY DISCLAIMS AND NEGATES (A) ANY IMPLIED OR EXPRESS WARRANTY OF MERCHANTABILITY, (B) ANY IMPLIED OR EXPRESS WARRANTY OF FITNESS FOR A PARTICULAR PURPOSE AND (C) ANY IMPLIED OR EXPRESS WARRANTY OF CONFORMITY TO MODELS OR SAMPLES OF MATERIALS. EXCEPT TO THE EXTENT EXPRESSLY PROVIDED IN THIS AGREEMENT, THE SELLER’S CERTIFICATE OR IN THE ASSIGNMENT, SELLER ALSO EXPRESSLY DISCLAIMS AND NEGATES ANY IMPLIED OR EXPRESS WARRANTY AT COMMON LAW, BY STATUTE OR OTHERWISE RELATING TO THE CONDITION OR STATE OF REPAIR OF ANY OF THE PROPERTIES. EXCEPT TO THE EXTENT EXPRESSLY PROVIDED IN THIS AGREEMENT, THE SELLER’S CERTIFICATE OR IN THE ASSIGNMENT, BUYER HEREBY WAIVES ANY WARRANTY OR REPRESENTATION, EXPRESS OR IMPLIED, WITH RESPECT TO THE ACCURACY, COMPLETENESS OR MATERIALITY OF THE INFORMATION, REPORTS, PROJECTIONS, MATERIALS, RECORDS, AND DATA NOW, HERETOFORE, OR HEREAFTER FURNISHED OR MADE AVAILABLE TO BUYER IN CONNECTION WITH THE PROPERTIES OR THIS AGREEMENT (INCLUDING ANY DESCRIPTION OF THE PROPERTIES, WORKING INTERESTS OR NET REVENUE INTERESTS, ENVIRONMENTAL CONDITION OF THE PROPERTIES, OR ANY OTHER MATTERS CONTAINED IN ANY OTHER MATERIAL FURNISHED OR MADE AVAILABLE TO

BUYER BY SELLER OR BY SELLER’S AGENTS OR REPRESENTATIVES). EXCEPT TO THE EXTENT EXPRESSLY PROVIDED IN THIS AGREEMENT, THE SELLER’S CERTIFICATE OR IN THE ASSIGNMENT, ANY AND ALL SUCH INFORMATION, REPORTS, PROJECTIONS, MATERIALS, RECORDS AND DATA NOW, HERETOFORE OR HEREAFTER FURNISHED BY SELLER IS PROVIDED AS A CONVENIENCE ONLY AND ANY RELIANCE ON OR USE OF SAME IS AT BUYER’S SOLE RISK. SELLER ALSO EXPRESSLY DISCLAIMS AND NEGATES ANY IMPLIED OR EXPRESS WARRANTY AT COMMON LAW, BY STATUTE OR OTHERWISE RELATING TO THE ACCURACY OF ANY OF THE INFORMATION FURNISHED WITH RESPECT TO THE EXISTENCE OR EXTENT OF RESERVES OR THE VALUE OF THE PROPERTIES BASED THEREON, THE QUALITY OR QUANTITY OF HYDROCARBON RESERVES (IF ANY), PRODUCTION RATES, RECOMPLETION OPPORTUNITIES, DECLINE RATES, PRICING ASSUMPTIONS, ABILITY OR POTENTIAL FOR PRODUCTION OF HYDROCARBONS FROM THE LEASES, RESERVES CATEGORIZATION; THIS DISCLAIMER AND DENIAL OF WARRANTY ALSO EXTENDS TO THE EXPRESS OR IMPLIED REPRESENTATION OR WARRANTY AS TO THE PRICES BUYER AND SELLER ARE OR WILL BE ENTITLED TO RECEIVE FROM PRODUCTION OF HYDROCARBONS FROM THE PROPERTIES, IT BEING UNDERSTOOD THAT ALL RESERVE, PRICING AND VALUE ESTIMATES UPON WHICH BUYER HAS RELIED OR IS RELYING HAVE BEEN DERIVED BY THE INDIVIDUAL EVALUATION OF BUYER. THERE ARE NO WARRANTIES THAT EXTEND BEYOND THE FACE OF THIS AGREEMENT, THE SELLER’S CERTIFICATE OR THE ASSIGNMENT. BUYER ACKNOWLEDGES THAT THIS WAIVER IS CONSPICUOUS.

16.6. Third Party Claims. If a claim by a third party is made against a member of the Seller Group or the Buyer Group (an “Indemnified Party”), and if such party intends to seek indemnity with respect thereto under this Article 16, such Indemnified Party shall promptly notify Buyer or Seller, as the case may be (the “Indemnitor”), of such claims. The Indemnitor shall have thirty (30) days after receipt of such notice to undertake, conduct and control, through counsel of its own choosing and at its own expense, the settlement or defense thereof, and the Indemnified Party shall cooperate with it in connection therewith; provided, however, that the Indemnitor shall permit the Indemnified Party to participate in such settlement or defense through counsel chosen by such Indemnified Party; provided further, however, the fees and expenses of such counsel shall be borne by such Indemnified Party. So long as the Indemnitor, at Indemnitor’s cost and expense, (i) has undertaken the defense of, and assumed full responsibility for all Losses with respect to, such claim in accordance with and subject to any applicable limitations set forth in this Agreement, (ii) is reasonably contesting such claim in good faith, by appropriate proceedings, and (iii) has taken such action (including the posting of a bond, deposit or other security) as may be necessary to prevent any action to foreclose a lien against or attachment of the property of the Indemnified Party for payment of such claim, the Indemnified Party shall not pay or settle any such claim. Notwithstanding compliance by the Indemnitor with the preceding sentence, the Indemnified Party shall have the right to pay or settle any such claim; provided, however, that in such event it shall waive any right to indemnity therefor by the Indemnitor for such claim. If, within thirty (30) days after the receipt of the Indemnified Party’s notice of a claim of indemnity hereunder, the Indemnitor does not notify the Indemnified Party that it elects, at Indemnitor’s cost and expense, to undertake the defense thereof and assume full responsibility for all Losses with respect thereto, or gives such notice and thereafter fails to contest such claim in good faith or to prevent action to foreclose a lien against or attachment of the Indemnified Party’s property as contemplated above, the Indemnified Party shall have the right to contest, settle or compromise the claim but shall not thereby waive any right to indemnity therefor pursuant to this Agreement in accordance with the terms hereof and subject to any applicable limitations set forth herein.

ARTICLE 17

RISK OF LOSS

17.1. Casualty Loss. If, after the date hereof and prior to the Closing any portion of the Properties is damaged or destroyed by fire or other casualty, or if any portion of the Properties shall be taken by condemnation or the exercise of eminent domain (in either case, a “Casualty Loss”), Buyer shall be entitled to any applicable insurance proceeds or condemnation awards and an adjustment to the Purchase Price based upon the Allocated Value of the Property destroyed or harmed, to the extent such loss is not covered by insurance or condemnation award; provided, however, that if prior to Closing a Casualty Loss of more than $60,278,800 occurs, either Party shall have the right to terminate this Agreement by delivery of written notice to the other Party.

17.2. Buyer’s Risk of Loss. Except as specifically provided in Section 17.1 with respect to any Casualty Loss and except to the extent constituting a Seller Retained Liability, Buyer shall assume all risk of loss with respect to any change in condition of the Properties from the Effective Time and Seller shall have no liability, as operator of the Properties or otherwise, for Losses sustained with respect to the condition of the Properties or their ability to produce Hydrocarbons.

ARTICLE 18

TERMINATION AND REMEDIES

18.1. Termination. Prior to Closing, this Agreement may be terminated as provided below.

18.1.1. The Parties may terminate this Agreement by mutual written consent.

18.1.2. After the Closing Date, if Closing has not occurred, either Party may terminate this Agreement by delivery of written notice to the other Party; provided, however, that no Party may terminate this Agreement pursuant to this Section 18.1.2 if such Party’s failure to comply with its obligations under this Agreement caused the Closing not to occur on or before the Closing Date.

18.1.3. Either Party may terminate this Agreement in accordance with Section 17.1.

18.1.4. Either Party may terminate this Agreement no later than one Business Day prior to the Closing Date if as of such date the aggregate of the following amounts exceeds ten percent (10%) of the Purchase Price: (i) the Uncured Title Defects Value plus (ii) the Remediation Value for all Adverse Environmental Conditions plus (iii) the aggregate reduction in the Purchase Price pursuant to Title Defect Removals and Adverse Environmental Condition Removals plus (iv) the aggregate reduction in the Purchase Price on account of Retained Properties.

18.1.5. Either Party may terminate this Agreement if the Closing shall not have occurred on or before November 17, 2008 (the “Termination Date”); provided, however, that the right to terminate this Agreement under this Section 18.1.5 shall not be available (i) to Seller, if any breach of this Agreement by Seller has been the principal cause of, or resulted in, the failure of the Closing to occur on or before the Termination Date or (ii) to Buyer, if any breach of this Agreement by Buyer has been the principal cause of, or resulted in, the failure of the Closing to occur on or before the Termination Date.

18.2. Effect of Termination.

18.2.1. If (i) the Parties agree under Section 18.1.1, (ii) written notice is delivered under Section 18.1.3 or Section 18.1.4 (iii) written notice is delivered under Section 18.1.2 and the passage of the Closing Date without the occurrence of the Closing was not due to the failure of any condition to Closing set forth in Sections 9.1, 9.2, 10.1 or 10.2 to be satisfied as of that date (in which case Section 18.2.2 or Section 18.2.3, as applicable, will govern) or (iv) written notice is delivered under Section 18.1.5 and the principal cause of the failure of the Closing to occur on or before the Termination Date was not the result of the breach of this Agreement by Seller or Buyer (in which case Section 18.2.2 or Section 18.2.3, as applicable, will govern), then neither Party shall have any further obligation to the other Party hereunder except (a) Seller will promptly return the Deposit to Buyer, (b) Buyer’s indemnity obligations under Section 7.2 will survive such termination and (c) the Confidentiality Agreement will survive such termination in accordance with its terms.

18.2.2. If written notice is delivered under Section 18.1.2 by Seller, and the passage of the Closing Date without the occurrence of the Closing was due solely to (i) the failure of any condition to Closing set forth in Section 9.1 or 9.2 to be satisfied as of that date, or (ii) Buyer’s refusal or inability to close notwithstanding the satisfaction of the conditions precedent set forth in Article 10, or if written notice is delivered under Section 18.1.5 by Seller, and the principal cause of the failure of the Closing to occur on or before the Termination Date was a breach by Buyer of this Agreement, then, in either case, Seller, as Seller’s sole and exclusive remedy, may retain the Deposit as liquidated damages (not as a penalty) and neither Party will have any further obligation to the other Party hereunder, except that Buyer’s indemnity obligations under Section 7.2 will survive such termination and the Confidentiality Agreement will survive such termination in accordance with its terms; provided, however, in lieu of delivering any notice of termination as otherwise permitted to do so, Seller may enforce specifically this Agreement in any court of the United States or any state court having jurisdiction.

18.2.3. If written notice is delivered under Section 18.1.2 by Buyer, and the passage of the Closing Date without the occurrence of the Closing was due to (i) the failure of any condition to Closing set forth in Section 10.1 or 10.2 to be satisfied as of that date, or (ii) Seller’s refusal or inability to close notwithstanding the satisfaction of the conditions precedent set forth in Article 9, or if written notice is delivered under Section 18.1.5 by Buyer, and the principal cause of the failure of the Closing to occur on or before the Termination Date was a breach by Seller of this Agreement, Seller will promptly return the Deposit to Buyer and Buyer shall be entitled to pursue against Seller any remedy available to it at law or in equity (in which case Buyer’s indemnity obligations under

Section 7.2 will survive such termination and the Confidentiality Agreement will survive such termination in accordance with its terms); provided, however, in lieu of delivering any notice of termination as otherwise permitted to do so, Buyer may enforce specifically this Agreement in any court of the United States or any state court having jurisdiction.

ARTICLE 19

ADDITIONAL COVENANTS

19.1. Further Assurances. After the Closing, Seller and Buyer will execute, acknowledge and deliver or cause to be executed, acknowledged and delivered such instruments and take such other action as may be necessary or advisable to carry out their respective obligations under this Agreement and under any agreement, document, certificate or other instrument delivered pursuant hereto. Seller will use commercially reasonable efforts to cooperate with Buyer’s efforts to obtain all approvals and consents of governmental authorities required by or necessary for the transactions contemplated by this Agreement that are customarily obtained after Closing.

19.2. Access to Records by Seller. Within five days after Closing, Seller will deliver to Buyer, at Buyer’s address, the originals of all Records and Data, except that Seller may retain (i) copies of all Data related both to the Properties, on the one hand, and properties other than the Properties being sold herein, on the other hand, and (ii) copies of all accounting Data. For a period of four years after the date of Closing, Buyer will retain the Records and Data delivered to it pursuant hereto and will make such Data available to Seller if reasonably requested by Seller upon reasonable notice at Buyer’s headquarters at reasonable times and during office hours.

19.3. Use of Seller’s Name. Buyer agrees that, as soon as practicable after the Closing, it will remove or cause to be removed the names and marks “Enduring Resources, LLC,” and all variations and derivatives thereof and logos relating thereto from the Properties of which it has assumed operations and will not thereafter make any use whatsoever of such names, marks and logos.

19.4. Seller’s Employees. For two years after the Closing, neither Buyer nor any of its affiliates shall hire, retain or attempt to hire or retain any Denver-based employee or independent contractor of Seller of whom Buyer has actual knowledge; provided, however, that no such restriction shall apply to any such employee or independent contractor who contacts Buyer or responds to any ad for employment placed by Buyer. Buyer will be permitted to contact any of Seller’s non-Denver-based employees relating to the Properties and offer post-Closing employment to such employees.

19.5. Ad Valorem Tax Proration. Ad valorem taxes related to the Properties will be prorated as of the Effective Time. For ad valorem taxes for a period which the Effective Time splits which have been paid by Seller, Buyer shall be responsible for the portion thereof equal to the percentage of such period represented by the portion of such period beginning at the Effective Time and the Purchase Price will be adjusted upward on account thereof in accordance with Section 4.1.2. For ad valorem taxes for a period which the Effective Time splits which have not been paid to Seller, Buyer shall pay such taxes and Seller shall promptly reimburse Buyer for a percentage of such taxes equal to the portion of such period which ends on the day immediately preceding the Effective Time to the extent the Purchase Price is not adjusted downward on account thereof pursuant to Section 4.2.2, as adjusted pursuant to Article 15.

19.6. Public Announcements. Without the prior written approval of the other Party, which approval shall not be unreasonably withheld, no Party will issue, or permit any agent or affiliate of it to issue, any press releases or otherwise make, or cause any agent or affiliate of it to make, any public statements with respect to this Agreement and the transactions contemplated hereby, except where such release or statement is deemed in good faith by the releasing Party to be required by Law or any national securities exchange, in which case the Party will use its commercially reasonable efforts to provide a copy to the other Party prior to any release or statement; provided, however, without the prior written consent of Enduring or Mustang, as the case may be, no press release by Buyer will mention Enduring or Mustang by name.

ARTICLE 20

MISCELLANEOUS

20.1. Notice. All notices required or permitted under this Agreement must be in writing and must be delivered personally or by certified mail, postage prepaid and return receipt requested or by telecopier as follows:

Seller:	Enduring Resources, LLC
475 17th Street
Suite 1500
Denver, Colorado 80202
Attention: Barth E. Whitham
President and CEO
Telecopier: (303) 573-0461

With a copy to:	Akin Gump Strauss Hauer & Feld LLP
1111 Louisiana Street, 44th Floor
Houston, Texas 77002
Attention: James L. Rice III
Telecopier: (713) 236-0822

Buyer:	Cabot Oil & Gas Corporation
1200 Enclave Parkway
Houston, Texas 77077
Attention: Vice President, Land
Telecopier: (281) 589-4839

With a copy to:	Fulbright & Jaworski L.L.P.
1301 McKinney, Suite 5100
Houston, Texas 77010-3095
Attention: Deborah A. Gitomer
Telecopier: (713) 651-5246

or to such other place within the United States of America as either Party may designate as to itself by written notice to the other. All notices given by personal delivery or mail shall be effective on the date of actual receipt at the appropriate address. Notices given by telecopier shall be effective upon actual receipt if received during the recipient’s normal business hours or at the beginning of the next Business Day after receipt if received after the recipient’s normal business hours. All notices by telecopier shall be confirmed in writing on the day of transmission either by mailing by postage prepaid certified mail with return receipt requested, or by personal delivery.

20.2. Governing Law. This Agreement and the obligations of the Parties hereunder will be governed by and construed in accordance with the laws of the State of Texas, without giving effect to any choice of law principles.

20.3. Assignment. This Agreement shall be binding upon and shall inure to the benefit of the Parties hereto and their respective successors and permitted assigns. Notwithstanding the preceding sentence, except as permitted by Section 20.12, neither Party may assign this Agreement or its rights hereunder without the other Party’s written consent, which may not be unreasonably withheld.

20.4. Entire Agreement. This Agreement, together with the Exhibits and Schedules hereto, the Confidentiality Agreement and the certificates, documents, instruments and writings that are delivered pursuant to this Agreement, constitute the entire agreement and understanding of the Parties in respect of its subject matter and supersede all prior understandings, agreements, or representations by or among the Parties, written or oral, to the extent they relate in any way to the subject matter hereof or the transactions contemplated hereby. Except in the case of Sections 16.1 and 16.3 with respect to the members of the Buyer Group and the Seller Group, respectively, there are no third party beneficiaries having rights under or with respect to this Agreement.

20.5. Amendment; Waiver. No amendment, modification, replacement, termination or cancellation of any provision of this Agreement will be valid, unless in writing and signed by Buyer and Seller. No waiver by any Party of any default, misrepresentation or breach of warranty or covenant hereunder, whether intentional or not, will be deemed to extend to any prior or subsequent default, misrepresentation, or breach of warranty or covenant hereunder or affect in any way any rights arising because of any prior or subsequent such occurrence.

20.6. Severability. The provisions of this Agreement will be deemed severable and the invalidity or unenforceability of any provision will not affect the validity or enforceability of the other provisions hereof; provided, however, that if any provision of this Agreement, as applied to any Party or to any circumstance, is adjudged by a court of competent jurisdiction, arbitrator, or mediator not to be enforceable in accordance with its terms, the Parties agree that the court of competent jurisdiction, arbitrator, or mediator making such determination will have the power to modify the provision in a manner consistent with its objectives such that it is enforceable, or to delete specific words or phrases, and in its reduced form, such provision will then be enforceable and will be enforced.

20.7. Construction. The Parties have participated jointly in the negotiation and drafting of this Agreement. If an ambiguity or question of intent or interpretation arises, this Agreement will be construed as if drafted jointly by the Parties and no presumption or burden of proof will arise favoring or disfavoring any Party because of the authorship of any provision of this Agreement. Any reference to any federal, state, local, or foreign Law will be deemed also to refer to such Law as amended and all rules and regulations promulgated thereunder, unless the context requires otherwise. The words “include,” “includes” and “including” will be deemed to be followed by “without limitation.” Pronouns in masculine, feminine, and neuter genders will be construed to include any other gender, and words in the singular form will be construed to include the plural and vice versa, unless the context otherwise requires. The words “this Agreement,” “herein,” “hereof,” “hereby,” “hereunder” and words of similar import refer to this Agreement as a whole and not to any particular subdivision unless expressly so limited. The Exhibits and Schedules identified in this Agreement are incorporated herein by reference and made a part hereof. References herein to any Section or Article shall be references to a Section or Article of this Agreement unless the context clearly requires otherwise.

20.8. Confidentiality. All information made available to Buyer pursuant to this Agreement shall be maintained as confidential by Buyer until Closing in accordance with the Confidentiality Agreement. Buyer shall remain subject, until the Closing, to the Confidentiality Agreement, at which time the Confidentiality Agreement will be deemed terminated. Buyer will take all actions reasonably necessary to ensure that Buyer’s employees, consultants, representatives and agents comply with the provisions of this Section 20.8.

20.9. Headings. The article and section headings contained in this Agreement are inserted for convenience only and will not affect in any way the meaning or interpretation of this Agreement.

20.10. Counterparts. This Agreement may be executed in two or more counterparts, each of which will be deemed an original but all of which together will constitute one and the same instrument.

20.11. Expenses, Fees and Taxes. Each of the Parties hereto will pay its own fees and expenses incident to the negotiation and preparation of this Agreement and consummation of the transactions contemplated hereby, including brokers’ fees. Buyer will be responsible for the cost of all fees for the recording of the Assignment and other transfer documents. Except to the extent contemplated in Sections 4.1.5 and 7.8 or the Transition Service Agreement, all other costs will be borne by the Party incurring them. Notwithstanding anything to the contrary herein, it is acknowledged and agreed by and between Seller and Buyer that the Purchase Price excludes any sales taxes or other taxes in connection with the sale of property pursuant to this Agreement. If a determination is ever made that a sales tax or other transfer tax applies, Buyer will be liable for such tax as well as any applicable conveyance, transfer and recording fees, and real estate transfer stamps or taxes imposed on any transfer of property pursuant to this Agreement. Buyer will indemnify and hold the Seller Group harmless with respect to the payment of any of such taxes, including any interest or penalties assessed thereon. The indemnity and hold harmless obligation contained in the preceding sentence will survive the Closing.

20.12. Tax-Deferred Exchange Option. Seller has the right to elect to effect a tax-deferred exchange under Internal Revenue Code Section 1031 (a “Tax Deferred Exchange”) for the Properties, or any portion thereof, at any time prior to the Closing Date. If Seller elects to effect a Tax-Deferred Exchange, Buyer agrees to execute escrow instructions, documents, agreements or instruments to effect the exchange; provided, however, that Buyer will incur no additional costs, expenses, fees or liabilities as a result of or connected with the exchange. Seller may assign any of its rights and delegate performance of any of its duties under this Agreement in whole or in part to a third party in order to effect such an exchange; provided, however, that Seller will remain responsible to Buyer for the full and prompt performance of its delegated duties. Seller will indemnify and hold the Buyer Group harmless from and against all Claims and Losses resulting from Buyer’s participation in any exchange undertaken pursuant to this Section 20.12 pursuant to the request of Seller. The indemnity and hold harmless obligation contained in the preceding sentence will survive the Closing.

20.13. Relationship Among Seller. Except for the representations and warranties provided severally in Sections 5.1 and 5.2 by Enduring and Mustang, respectively, the representations, warranties, covenants, agreements and obligations of Seller hereunder are joint and several; and each Party Seller is liable to Buyer with respect to the performance of this Agreement for itself and the other Party Seller and with respect to the satisfaction of all of its and the other Party Seller’s obligations to Buyer hereunder. Buyer may rely on the written notices, requests, waivers and consents of Enduring, its officers and designated agents as the binding actions of Seller hereunder. Buyer may furnish all notices and other information required hereunder to Enduring and such notices and other information will be received by Enduring on behalf of Seller, and Buyer may pay all amounts that may be required to be paid by Buyer hereunder to Seller, to Enduring for Seller’s account; provided, however, Buyer has no responsibility to inquire as to the application of such amounts by Enduring and is hereby released from any liability to Seller arising from such application by Enduring.

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Executed as of the date set forth above.

SELLER:

ENDURING RESOURCES, LLC

By:	/s/ Barth E. Whitham
Barth E. Whitham
President and Chief Executive Officer

MUSTANG DRILLING, INC.

By:	/s/ Andrew D. Mills
Andrew D. Mills
President

MINDEN GATHERING SERVICES, LLC

By:	/s/ Barth E. Whitham
Barth E. Whitham
Manager

By:	/s/ Michael T. Wilhite, Jr.
Michael T. Wilhite, Jr.
Manager

BUYER:

CABOT OIL & GAS CORPORATION

By:	/s/ Dan O. Dinges
Dan O. Dinges
Chairman, President and Chief Executive Officer